PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 7, 2017

PLANET ALPHA CORP.

1035 Cambridge Street, Suite 1,

Cambridge MA 02141

Tel: 857-264-0975

www.planetalphaforest.earth

UP TO 5,000,000 SHARES OF SERIES A PREFERRED STOCK

CONVERTIBLE INTO UP TO 5,000,000 SHARES OF CLASS A COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 64

MINIMUM INDIVIDUAL INVESTMENT: $100

Series A Preferred Shares	Price Per Share to Public	Total Number of Shares Being Offered	Proceeds to Issuer Before Expenses, Discounts and Commissions*
Total Maximum	$10.00	5,000,000	$50,000,000

* The company expects that the amount of expenses of the offering that it will pay will be approximately $1,000,000 to include costs of blue sky compliance, fees to be paid to the escrow agent and to Vstock Transfer. See: “Plan of Distribution” for details.

We are selling these securities directly to the public at our website, www.planetalphaforest.earth. We are not using a placement agent or a broker and we are not paying commissions to any person. All of the money we raise goes directly to the company. Offers and sales will be made by the officers and directors of the company, who will rely on the exemption from broker-dealer registration contained in Rule 3a4-1.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2)   [______], 2018, the date that is twelve months from the date this Offering Statement is qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion, which may occur at any time. The offering is being conducted on a best-efforts basis without any minimum target, which means that we may not receive enough funds to cover the costs of this offering. The company may undertake one or more closings, including multiple offerings in a single year on a rolling basis. After each closing, funds tendered by investors will be available to the company.

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THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 10.

Sales of these securities will commence on approximately __, 2017.

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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In this Offering Circular, the term “PαC,” “we,” “us,” “our” or “the company” refers to Planet Alpha Corp.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY OF OUR BUSINESS AND THE OFFERING

Our Company

Planet Alpha Corp. (“PαC”) is a carbon measurement infrastructure, carbon securities and carbon products company integrating multiple Earth, economic and social transactions to reduce emissions of CO2 and greenhouse gases (“GHG”). We do good by supporting forest landowners for their reduction of CO2 emissions through forest tree planting, growth, conservation and management. With your investment, PαC will develop forest carbon storage projects across the planet. PαC projects directly target the reduction in atmospheric composition of CO2 with the goal of limiting dangerous planetary warming to less than 2⁰ C.1 Through the use of technology licenses from an affiliate company, Planetary Emissions Management Inc. (“PEM”), PαC makes direct measurement of net annual forest carbon storage that occurs during forest growth (e.g., tree planting, management) across a project creating a new class of verifiable forest carbon storage products, also known as carbon offset credits.2 The PαC forest carbon products reflect their place of origin, amount and type of sequestered GHGs, the presence of flora, fauna and Indigenous Peoples3 and range in price from ~$5 to ~$10,000 per product. The unique PαC products are offered for sale to voluntary and compliance buyers worldwide across existing carbon credit platforms and new business venues created by PαC for carbon market transactions. The ultimate mission of our company is to reverse and slow deforestation,4 one of the most challenging global and humanitarian issues of our time and of our future. While we recognize that the flora, fauna and Peoples that comprise the planet's forests are truly priceless, the anthropogenic impact on forests can be valued and priced for mitigation of impacts through application of PEM technologies by PαC.

PαC creates forest carbon storage products by commercializing and deploying patented technologies and services developed by PEM. PαC has entered into a license and collaboration agreement, whereby PαC will be able to use PEM’s patented technologies. In summary, PαC will develop innovative forest carbon sequestration projects resulting in unique measurement based products that are sold to buyers worldwide, creating revenue while ultimately fulfilling its mission of supporting landowners, reversing deforestation and reducing the burden of atmospheric GHGs. PαC establishes a for-profit business entity that operates independently of, but in concert with, specific country-based climate management frameworks (e.g., Paris Agreement), or lack thereof. Verified measurement methods for GHGs benefit all stakeholders and climate management policies whether cap and trade, tax or hybrid instruments anywhere on the planet.

1 The Paris Agreement’s central aim is to strengthen the global response to the threat of climate change by keeping a global temperature rise this century well below 2 degrees Celsius above pre-industrial levels and to pursue efforts to limit the temperature increase even further to 1.5 degrees Celsius.

2 A carbon offset credit is a financial instrument that allows the holder to emit one ton (e.g., 1000 kg) of carbon dioxide. Carbon credits are typically traded in the international Clean Development Mechanism (CDM) carbon markets, such as in cap and trade platforms, but also refers to carbon quantities that are held by the owner. The related term, carbon offset, is a unit of CO2 equivalent (CO2-eq) that is reduced, avoided or sequestered to compensate for emissions occurring elsewhere. Avoided carbon emissions can be quantified when landscapes are preserved based on the presence of flora, fauna and Indigenous Peoples in lieu of development. The terms carbon sequestration, carbon storage, carbon avoidance, carbon credit offsets, and carbon products are used interchangeably in this document.

3 Indigenous Peoples are inheritors and practitioners of unique cultures and ways of interaction with people and their ecosystems having retained distinctive social, cultural and economic characteristics.

4 Deforestation is the cutting of trees for timber, agriculture and other uses. When forests are cleared carbon is released to the atmosphere contributing to global warming and loss of biodiversity. Rates of deforestation can be readily identified using satellite data.

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Our Approach

We believe that the public and private sectors are crucial for effective planetary management but carbon products linked to verified emission reduction are lacking.5 Unless consumers can reliably offset emissions as frequently as they fill up with gas or travel by airplane or transport goods by truck, we may not be able to effectively respond to the risks of climate change. In addition, we believe that "data trumps estimation" and accordingly adopt rigorous and scientifically based measurements with embedded calibrated standards for all forest carbon pools. PαC direct measurements are a required foundation for credible forest carbon offsets and pricing that meet climate targets and catalyze carbon financial markets.6 No such measurements and standards exist for commercial scale forest carbon protocols. PαC innovations create direct landscape-scale measurement of greenhouse gases.7 PαC projects address the goal of reducing risks of global warming while catalyzing carbon markets for economic growth. The foundation of our approach is comprised of low cost, high frequency and high precision direct and simultaneous measurement of GHGs across the project boundaries including primarily carbon dioxide (CO2), methane (CH4) and nitrous oxide (N2O). The result is verification and accounting for stored carbon and GHG emission reductions that are then transformed into diverse PαC products. Our Direct Measurement Forest Carbon Protocol™ (“DMFCP”) deployed across all PαC projects ensures that our products are real and verified. Thus, we are taking advantage of the carbon market mechanisms consisting of ~40 national jurisdictions with 20+ cities, states and regions also putting a price on carbon8 while advancing quantitative determination of sequestered GHGs. In addition, our approach enables Article 6 of the Paris Agreement that calls for carbon trading markets and linking of such markets in a harmonized global framework.9

The PαC direct annual net GHG flux measurement approach is clearly differentiated from traditional forest carbon protocols that rely on sparse data collection, allometric models and default values for selected carbon pools.10 While carbon is widely known as an element of nature, how it is quantified as an emission reduction and packaged as a carbon credit offset or forest carbon storage product is generally a mystery. The reality is that all claims of emission reduction must be verified by actual, high frequency, high precision measurement. For example, the false CO2 emission reduction claims made recently by an automobile manufacturer were debunked by actual measurement11 made long after the manufacturer claims were advertised to buyers seeking to reduce their carbon emission footprint. PαC's approach demystifies and verifies the carbon offset process for investors and consumers by transparent direct measurement. We do this by combining innovative cost-effective infrastructure for directly measuring or counting carbon as CO2 and its sequestration or storage within the forest and soils using a proprietary Direct Measurement Forest Carbon Protocol. The DMFCP results in verified data that form the foundation for new types of carbon and GHG reduction products. We will sell our forest carbon products online using social media, mobile, cloud applications and related features such as chat, video, story-telling and sharing options. In summary, the PαC approach integrates design of climate-focused programs for landowners, implementation readiness and scale-up with connectivity and global trade.

PαC will aim to develop a portfolio of diverse forest carbon sequestration projects. The projects are organized as Biosphere Boxes™ representing a method patented by our Chief Executive Officer and PEM12 for accounting of forest carbon projects and the carbon they store. A Biosphere Box may consist of selected countries and differing types of projects within a country (e.g., reforestation, agroforestry, afforestation). A pooled portfolio comprised of all Biosphere Boxes offers diversification and exposure to many projects for both investors and consumers. The forest carbon stored and accounted for in each Biosphere Box is transformed into unique forest carbon products of a specified amount of metric tons of CO2 for a specified period of time, combined with other features (e.g., biodiversity, Indigenous Peoples land rights) and sold to voluntary and compliance buyers by all available sales channels. Both investors and buyers of our products may include individuals, corporations, foundations, national, sub-national and country-scale entities or any consumer or entity seeking or requiring high quality verified carbon offsets and products.

5 Uliana Savostenko, Shelly Ngo, Lydia Gaby, Arushi Sharma, Alexandria Sisk Imesh Bandara, Bruno D.V. Marino, Planetary Emissions Management, Inc. Verified Carbon Products for the Public: The Missing Link between the Atmosphere and the Biosphere (White Paper), Cambridge, MA, 2015.

6 Examples: (1) Grassi, Giacomo, Jo House, Frank Dentener, Sandro Federici, Michel den Elzen, and Jim Penman. "The key role of forests in meeting climate targets requires science for credible mitigation." Nature Climate Change 7, no. 3 (2017): 220-226. (2) Sexton, Joseph O., Praveen Noojipady, Xiao-Peng Song, Min Feng, Dan-Xia Song, Do-Hyung Kim, Anupam Anand et al. "Conservation policy and the measurement of forests." Nature Climate Change 6, no. 2 (2016): 192-196.

7 A greenhouse gas is a gas that when emitted to the atmosphere increases the trapping of radiation resulting in surface warming.

8 Example: https://climateobserver.org/wp-content/uploads/2016/01/Carbon-Market-Review-2016.pdf.

9 The Paris Agreement entered into force on 4 November 2016, has been ratified by 152 countries and is summarized by the United Nations Framework Convention on Climate Change. The Networked Carbon Markets Initiative, 2016, provided by the World Bank addresses Article 6 of the Paris Agreement.

10 Examples: (1) Marland, Eric, Grant Domke, Jason Hoyle, Gregg Marland, Laurel Bates, Alex Helms, Benjamin Jones, Tamara Kowalczyk, Tatyana B. Ruseva, and Celina Szymanski. "Overview of the Compliance Offset Protocol for US Forest Projects." In Understanding and Analysis: The California Air Resources Board Forest Offset Protocol, pp. 13-20. Springer International Publishing, 2017. (2) Example: Air Resources Board (ARB), 2011. Compliance Offset Protocol U.S. Forest Projects. http://www.arb.ca.gov/regact/2010/capandtrade10/copusforest.pdf.

11 Real-time, direct measurements of exhaust from Volkswagen automobiles proved that claims of emission reduction made by the manufacturer were false illustrating the importance of direct measurement in emission verification.

12 Marino, Bruno D.V. "Systems and methods for managing global warning." U.S. Patent 9,152,994, issued October 6, 2015.

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We will make profit if our revenue, or the proceeds we receive from the sale of our new and unique forest carbon products, exceeds the costs of payments to landowners and the costs of operations. We draw on transactional mechanisms of the existing carbon markets while introducing innovative direct measurement solutions that improve and expand carbon and GHG markets for investors and consumers. Existing carbon markets, even though declining from a high of ~ € 126 billion in 201113 transacted approximately €48.4 billion in 201514, documenting the existence and current size of the carbon credit market. Until now, the effort to manage planetary resources and sustain peoples and humanity across the planet for future generations, particularly in the developing world, has been the subject of social, science and policy debates, but largely without measureable results. Meanwhile, deforestation15 and the atmospheric burden of greenhouse gases can be clearly observed as increasing, overall,16 based on actual measurements. PαC seeks to reverse the trend in declining carbon markets and increases in atmospheric GHGs with new verified forest carbon storage products. Our services for forest carbon are also applicable across diverse emission and reduction scenarios such as carbon capture, storage and utilization (CCUS), the transportation sector and GHG emitting industry.

Our Services, Products and Markets

PαC provides turnkey services for measurement-to-monetization and verification of GHG emission reductions as deployed in our DMFCP. Our products, pricing and infrastructure accommodates the Kyoto GHGs17 including Methane (CH4), Nitrous Oxide (N2O), Hydrofluorcarbons (HFC's), Perflurocarbons (PFC's), and Sulfur Hexaflouride (SF6) as well as other gases applicable to specific projects resulting in CO2 equivalents (CO2-eq).18 Inclusion of direct, high frequency and high precision measurement of the primary Kyoto GHGs including CO2, CH4 and N2O sets PαC apart from existing forest carbon protocols. Such protocols do not employ or require direct measurement of the important greenhouse gases. Rather, counterfactual arguments and default parameters are used to estimate a baseline that is then employed to numerically estimate emission reductions.19 In this Offering Circular, we use the terms "carbon" and "GHG" interchangeably.

PαC products are based on:

●	Direct, on-site measurement by recognized scientific methods specific for the GHG.
●	High frequency measurements ranging from 10 times per second for continuous flow analyzers for determination of forest CO2 to determine net flux to one-half hour intervals for collection of discrete gas samples, depending on the GHG.
●	High precision and high accuracy measurements characterized typically by ~1% of full scale depending on the GHG and best available field methods.

Our forest service market comprises the tangible geographically defined real estate of the world owned by one or many, private or public, non-profit or for-profit and particularly those landscapes that have been marginalized and degraded by human activity. In addition to the DMFCP for direct real-time measurement of GHGs, pricing of our products is based on diverse metrics, including the geological composition and value of the underlying real estate, the specific GHGs measured along with ensembles of plants, animals, People's and culture across the spatial and temporal domains of each project. Our growth areas are focused in the less developed areas of the planet connected by social media and financial transactions. Our perspective is landscape-scale centric hand-in-hand with society wherever they may exist.

13 State and Trends of the Carbon Markets 2012, World Bank, Table 1, page 10.

14 Carbon Market Monitor, Thompson Reuters Commodities Research and Forecasts, 2016, Table 1.1, page 3.

15 Example documentation of deforestation over time using satellite data: Hansen, M. C.; Potapov, P. V; Moore, R.; Hancher, M.; Turubanova, S. A.; Tyukavina, A.; Thau, D.; Stehman, S. V; Goetz, S. J.; Loveland, T. R.; Kommareddy, A.; Egorov, A.; Chini, L.; Justice, C. O.; Townshend, J. R. G. High-Resolution Global Maps of 21st-Century Forest Cover Change. Science 2013, 342 (6160), 850–853.

16 Example: NOAA GHG measurements.

17 Climate Change 2007: Working Group I: The Physical Science Basis. IPCC Fourth Assessment Report: Climate Change 2007 (AR4).

18 Carbon dioxide equivalent (CO2-eq) is defined as the amount of CO2 emission that would cause the same radiative forcing as an emitted amount of a greenhouse gas or of a mixture of greenhouse gases, each multiplied by their respective global warming potentials, which take into account the differing times they remain in the atmosphere.

19 Example: Overview of Carbon Offset Programs, Technical Note 6, Partnership for Market Readiness, 2015, World Bank.

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Our approach of providing infrastructure for the DMFCP and creation of carbon products is intended to support ecologies-, societies- and economies-of-scale and jobs for the world's poorest regions while generating return on investment for investors in all parts of the world. Our carbon products based approach fractionalizes the monetization of carbon storage across project time and space and allows, potentially, all of humanity to participate as investor or as consumer in establishing a new business and planetary paradigm for GHG management and sustainability of the Earth's Peoples and natural resources.

We aim to offer planetary leadership and stewardship efforts to patch up the gap between humanity and our use of the Earth on scales from square meters and seconds, to thousands of square kilometers and decades. We believe that humanity can manage the Earth's biosphere and resources for the future and for thousands of future generations. Mars optional. No need to go to Mars for the survival of humanity, we can live on our Earth for many generations to come. Our approach makes this possible in concert with humanity.

The Offering

Securities offered	Maximum of 5,000,000 shares of Series A Preferred Stock and 5,000,000 shares of Common Stock into which they may convert.

Series A Preferred Stock outstanding before the offering	-0- shares

Series A Preferred Stock issued after the offering (assuming fully subscribed offering)	5,000,000 shares

Use of Proceeds

The planned use of proceeds from this offering include:

●    Initial transfer of technology to PαC from PEM;

●    Purchase of GHG sensors and other equipment;

●    Marketing of the operations of the company;

●    Research and development of our technologies; and

●    Compensation of executive officers and employees.

The Series A Preferred Stock includes a preference on the issuance of dividends to investors. Prior to the issuance of dividends to holders of Common Stock, holders of Series A Preferred Stock will receive annual dividends of up to 5% of the value of their investment on a non-cumulative basis. We have no history of paying dividends and may not generate sufficient funds to pay dividends to investors.

Summary of Risks

Our business is subject to a number of risks and uncertainties, including the risk that you could lose some or all of your investment. Selected risks are highlighted in the section titled “Risk Factors” immediately following this Summary. These risks include, but are not limited to, the following:

●	We are dependent upon the licensing of technology developed by our affiliate, Planetary Emissions Management Inc.

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●	We are a newly formed company and have not yet generated any revenues.
●	We have limited deployment history and limited market acceptance could harm our business.
●	Our costs may grow more quickly than our revenues, harming our business and profitability.
●	We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Therefore, your ownership interest in PαC is likely to continue to be diluted.
●	The loss of one or more of PαC’s key personnel, or PαC's failure to attract and retain other highly qualified personnel in the future, could harm our business.
●	Our ability to operate across diverse global and cultural landscapes and collect digital information on behalf of our clients is dependent on potentially complex local, regional, national, country and cultural laws of jurisdictions in which we operate, as well as the policies of our clients, which may limit our ability to fully deploy our technologies in various markets.
●	The company is controlled by its officers and other stockholders.
●	The current carbon markets and pricing initiatives are uncertain and are, in general, in disarray with few indicators of actual performance and lacking a mechanism to link diverse trading platforms together.
●	The price of carbon may fall to an unsustainably low price, preventing profitability of the company.

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RISK FACTORS

The Securities and Exchange Commission requires the company to identify risks that are specific to its business and its financial condition. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments. Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risk Factors with Respect to Our Operations

We are dependent upon the licensing of technology developed by our affiliate, Planetary Emissions Management Inc.

PαC was formed in 2017 specifically to deploy technologies developed by Planetary Emissions Management Inc. The issuer and PEM have entered into an exclusive licensing and collaboration agreement pursuant to which we will use and monetize the technology. The terms of our licensing and collaboration arrangement with PEM provides for a royalty free worldwide exclusive license with rights for PEM trademarks and a sublicense for all current and pending patents to PαC in the field of carbon and GHG trading. The license and collaboration agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Although PαC will deploy existing technology for GHG measurements that are readily available, we are reliant on the PEM technology to provide us with the capability to make measurements that are unique to the PαC process. We will only be able to realize our highest revenue if the PEM technology is viable and if our licensing arrangement enables us to create value from it for the company.

We are a newly formed company and have not yet generated any revenues.

The company has a limited history upon which to evaluate its performance and future prospects. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company makes significant investments in research, development and product opportunities, and reacts to developments in its market, including purchasing patterns of customers, and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. PαC is likely to incur net losses in the foreseeable future. We cannot assure you that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares or meet our debt servicing and payment obligations. Throughout 2017, the company intends to fund its operations through the sale of its securities to third parties and related parties. If the company cannot raise additional capital, it may consume all the cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the company. If the company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned operations, which could harm the business, financial condition and operating results. Moreover, we have entered into limited and pending contracts for our services. As of the date of this Offering Circular, the company has not yet finalized pending contracts for services or other forest carbon assets.

We have limited deployment history and limited market acceptance that could harm our business.

While the market for carbon trading is well established (e.g., the European Emissions Trading Systems) and expanding (e.g., China, California, Quebec), the technologies offered by PαC are new as applied to carbon trading and likely to meet resistance by established traditional protocols. Likewise, while the PαC systems are advanced and tested as small-scale systems, the expansion of systems across large landscapes such as over several million acres has not yet been demonstrated. While such expansion is achievable from an engineering perspective actual deployment in the field is subject to a number of risks and uncertainties.

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We cannot assure you that we will effectively manage our growth.

PαC's employee headcount and the scope and complexity of our business will likely increase significantly and PαC expects to continue hiring additional employees. The growth and expansion of our business and products will create significant challenges for our management, operational, and financial resources, including managing multiple relationships and interactions with landowners, system users, distributors, vendors, and other third parties. As the company continues to grow, our information technology systems, internal management processes, internal controls and procedures and production processes may not be adequate to support our operations. To ensure success, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and implement more complex organizational and management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our current team’s efficiency and expertise, which could negatively affect our business performance.

Our costs may grow more quickly than our revenues, harming our business and profitability.

Providing PαC’s products and services will be costly because of our research and development expenses, production costs and need for employees with specialized skills. We expect our expenses to increase in the future as we expand our product offerings globally, expand production capabilities and hire additional employees. Historically, because PαC is a new company, costs will increase rapidly each year due to rapid expansion and the company expects to continue to incur increasing costs, in particular for working capital to purchase inventory, marketing and product deployments as well as costs of customer support in the field. Our expenses may be greater than we anticipate, which would have a negative impact on our financial position, assets and ability to invest further in the growth and expansion of the business worldwide. In addition, expansion beyond the United States will require increased marketing, sales, promotion and other operating expenses. Further, as additional competitors enter our market, we expect an increased pressure on production costs and margins.

We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Therefore, your ownership interest in the company is likely to continue to be diluted.

In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its preferred stock and/or other classes of equity or debt that convert into shares of preferred or common stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the company may accept terms that restrict its ability to incur more debt.

The loss of one or more of PαC's key personnel, or PαC's failure to attract and retain other highly qualified personnel in the future, could harm our business.

PαC currently depends on the continued services and performance of key members of its management team, in particular, its founder and Chief Executive Officer, Bruno D.V. Marino and its Chief Financial Officer, Jeffrey Warren. If we cannot call upon the key members of the management team and other key management personnel that will be hired to commence operations for any reason, our operations and development could be harmed. The company has not yet developed a succession plan. Furthermore, as the company grows, it will be required to hire and attract additional qualified professionals such as accounting, legal, finance, production, service, data analysts and engineering experts. The company may not be able to locate or attract qualified individuals for such positions, which will affect the company’s ability to grow and expand its business.

Our financial results will fluctuate in the future, which makes them difficult to predict.

 PαC’s financial results will likely fluctuate in the future. Additionally, PαC has no operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, there is no history to rely upon the company’s past results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

∙	PαC's ability to maintain and grow its client base.

∙	Our clients may suffer downturns, financial and political instability or be subject to mergers or acquisitions.

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∙	The development and introduction of new products by PαC or its competitors.

∙	Increases in marketing, sales, service and other operating expenses that we may incur to grow and expand our operations and to remain competitive.

∙	PαC's ability to maintain gross margins and operating margins.

∙	Changes affecting our suppliers and other third-party service providers.

∙	Adverse litigation judgments, settlements, or other litigation-related costs.

∙	Changes in business or macroeconomic conditions including regulatory changes related to carbon emissions in the US and around the world.

Financial projections included in the Offering Circular are often inaccurate and rely on certain underlying assumptions.

Projected financial data is included in this Offering Circular; projections are frequently inaccurate. Projected financial data is included in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Those projected results will only be achieved if the assumptions they are based on are correct. There are many reasons why the assumptions could be inaccurate, including customer acceptance of the company’s products, competition, general economic conditions and PαC’s own inability to execute its plans. Potential investors should take the assumptions into consideration when reading those projections, and consider whether they think the assumptions are reasonable.

We may face additional competition.

 While the principals of the company have been engaged in monitoring of emissions employing innovative technologies, they and the company have not deployed large-scale commercial measurement-to-monetization operations such as those that the company plans to undertake. The company is a new operating entity. While we are not aware of other companies that are developing new carbon accounting technology on a commercial similar to ours, new competitors may gain traction in the United States and abroad and potentially compete with our technology and services. These or new competitors may have more resources than us or may be better capitalized, which may give them a significant advantage, for example, in offering better pricing than the company, surviving an economic downturn or in reaching profitability. We cannot assure you that we will be able to compete successfully against existing or emerging competitors.

Changes in political opinions surrounding carbon marketplaces may lead to steep declines in carbon pricing and reduce demand for our products.

The demand for our products is driven by carbon asset value and the social and political will to reduce carbon emissions globally. Without such social and political will, the marketplace for carbon offsets would cease to exist and there would be no place for us to sell our forest carbon products established through the measurement systems we deploy. Even if such marketplaces still exist, without the social and political will to reduce GHGs, the price of carbon may fall to an unsustainably low price, preventing profitability of the company.

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Our ability to operate across diverse global and cultural landscapes and collect digital information on behalf of our clients is dependent on potentially complex local, regional, national, country and cultural laws of jurisdictions in which we operate, as well as the policies of our clients, which may limit our ability to fully deploy our technologies in various markets.

PαC's System of Systems, which provides for collection of carbon and greenhouse gas data, follow-on data analysis and transformation to new forest carbon products, will require cooperation from a diverse set of participants. New carbon and greenhouse gas legislation across national and sub-national jurisdictions is rapidly evolving worldwide and is likely to remain uncertain for the foreseeable future. Federal and state government bodies of diverse countries and agencies have in the past adopted, and may in the future adopt, laws and regulations affecting how greenhouse data and its collection are collected and reported, which in turn affect the breadth and type of features that we can offer to our clients. In addition, our clients are likely to have separate internal policies based on diverse cultural norms, valuation of natural landscapes, procedures and controls regarding greenhouse gas data with which we may be required to comply. Because the interpretation and application of greenhouse gas data and use of such data laws are uncertain, it is possible that these laws may be interpreted or applied in a manner that is inconsistent with our current data management practices or the features of our products. If so, in addition to the possibility of lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. Any inability to adequately address regulatory or other related concerns, even if unfounded, or comply with applicable greenhouse gas emissions laws, regulations, and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our products. If we are not able to adjust to changing laws and regulations, our business may be harmed.

We have limited experience in operating our System of Systems technology across large landscapes or in a large-scale fashion.

While the basic technology for a number of carbon sensors is well developed, with many years of field deployment, establishing a commercial scale network of sensors across large and diverse landscapes (e.g., over 1 million acres) as contemplated by our System of Systems technology has not yet been demonstrated. Additionally, while PEM is developing proprietary instrumentation for analysis of the isotopic forms for CO2 that can be directly related to fossil fuel emissions and carbon cycling dynamics, a commercial prototype is not yet available. Trade secrets and proprietary treatment of data to create verified carbon and greenhouse products depends on real-time and nearly continuous data from all of the reporting sensor systems across the landscape. Unforeseen problems may be encountered when setting up and operating large sensor systems integrating both well-known carbon sensors and emerging new and advanced sensors such as those being developed and tested by PEM. Additionally, as we expand the deployment of our network of sensors and engage in data collection, we may become a target of information-focused or data collection attacks or spoofing of our System of Systems technologies, harming the reliability of our products.

If we cannot raise sufficient funds we will not succeed.

PαC as a new entity has not yet raised funds or generated revenue. Although we aim to reach profitability within the next 12 to 24 months, if we are unable to raise enough money in this offering and from additional sources, we will be unable to pay the costs needed for us to continue operations. Additional fundraising in the future may be offered at a lower valuation, which would dilute the interest of investors in this offering, or on more favorable terms — for example, debt financing, which could be positioned ahead of the investors in this offering in terms of seniority. Please see “Dilution” for more information.

We have not yet obtained insurance and may experience uninsured losses.

The company does not yet have insurance policies for its operations. As our operations develop, we will decide what kind of insurance to purchase, and in what amounts. However, we may encounter certain risks for which insurance is not available, or cannot be insured on an affordable basis, and the company might not be able to purchase or afford all the insurance it needs. Therefore, the company could incur an uninsured loss.

We could experience breaches of security.

It is possible that our systems could be “hacked,” leading to the theft or disclosure of confidential information regarding projects and or the creation of false data streams to spoof our measurement systems despite a number of protections that will be in place to guard against such intrusions. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we may be unable to anticipate these techniques or to implement adequate defensive measures

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Risk Factors with Respect to Our and PEM’s Intellectual Property

If PEM is unable to protect its intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

Our commercial success will depend in large part on our and PEM’s ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our respective proprietary technologies and products. We have no control over the process. We and PEM rely on trade secret, patent, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection.

We will seek to protect this proprietary position by continuing to file patent applications in the United States and abroad related to our novel technologies and products that are important to our business and, to the extent permitted by local law, also record our copyrights and trademarks and take such additional reasonable steps as are available to otherwise protect our trade secrets and other intellectual property. The steps we have taken, or will take, to protect our or PEM’s proprietary rights may not be adequate to preclude misappropriation of proprietary information or infringement of our intellectual property rights, both inside and outside the United States. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities until it is too late to obtain patent protection on them. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit the ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for technology and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing. Therefore, if we or PEM file one or more patent applications to protect our technology, we cannot be certain that we will be the first to make the technology claimed in the pending patent applications, or that we will be the first to file for patent protection of such technology. Protecting against the unauthorized use of patented technology, trademarks and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may also be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims or recorded copyrights or trademarks, and proving any such infringement may be even more costly and difficult. Moreover, while we share management, we have no formal control over PEM’s efforts to protect its patents.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or U.S. PTO, and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the U.S. PTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or PEM, over which we have no formal control, apply for patents but fail to maintain the patent applications or any issued patents covering our products, our competitors might be able to enter the market, which would have a material adverse effect on our business.

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Third parties may be granted competing intellectual property, or claim ownership of what we regard as our own or PEM’s intellectual property.

Our commercial success depends upon our ability to develop, manufacture, market and sell our products, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products, including interference or derivation proceedings before the U.S. PTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our products or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their trade secrets could have a similar negative impact on our business. We or PEM could become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful, and have a material adverse effect on the success of our business.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

We and PEM rely on trade secrets to protect our and PEM’s proprietary technologies to the fullest extent possible. However, trade secrets are difficult to protect. We and PEM rely in part on confidentiality agreements with current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, we cannot guarantee that we have executed these agreements with each party that may have or has had access to our trade secrets. Any party with whom we executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate or timely remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or completely unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

We or PEM may not be able to protect our respective intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our and PEM’s products throughout the world would be prohibitively expensive. Competitors may use PEM technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may be able to export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents or other intellectual property protection, which could make it difficult for us to stop the infringement of any patents we obtain or the marketing of competing products in violation of our proprietary rights generally. As a result, proceedings to enforce our patent rights in certain foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, and could be unsuccessful.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

∙	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

∙	Our competitors might conduct research and development activities in countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

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∙	We may not develop additional proprietary technologies that are patentable.

∙	The patents of others may have an adverse effect on our business.

Risk Factors with Respect to the Securities in this Offering

The company is controlled by its officers and other stockholders.

The company’s sole director, Bruno D.V. Marino, currently holds a significant portion of PEM’s voting securities and at the conclusion of this offering will hold a significant portion of the voting rights of PαC. Each stockholder of Series A Preferred Stock, which the company is offering by this Offering Circular, has no series-based votes or protections. Therefore, investors in this offering will not have the ability to control the board of directors and will not have significant ability to control any specific vote of stockholders.

We may never be able to make dividend payments to investors holding our Series A Preferred Stock.

Holders of our Series A Preferred Stock will be eligible to receive a preferred dividend yield of up to 5% of the value of the Series A Preferred Stock out of the funds of the company legally available for distribution as dividends. This includes the net profits of the company or surplus funds held as cash in a deposit account of the company. Distributions are not allowed in the event those distributions result in the company being unable to make payment on its current liabilities or will result in the company becoming insolvent. Currently, the company has no funds available for dividend payments, and we may never generate net profits or surplus funds to make such dividend payments.

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of PαC's Series A Preferred Stock. Although the company intends to seek exchange listing or quotation of PαC's securities on an over-the-counter (OTC), or similar market, such as the NYSE MKT, there are a number of requirements that the company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, our Series A Preferred Stock will not be quoted until after the termination of this offering, if at all. Therefore, purchasers will be required to wait until at least after the final termination date of this offering for such quotation. The extent to which investors can assume that they may be able to liquidate their investment, or be able to pledge their shares as collateral, is unknown and uncertain.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors did for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid, or to be paid, by existing shareholders, at a price of $10.00 per share. The table presents shares and the weighted effective price by series of shares issued since inception.

			Effective Cash Price
	Year Issued	Issued Shares	Per Share at Issuance
Class A Common Stock (issued to founder and executives)	2017	75,000,000	$0.0000001
Class B Common Stock (issued to founder)	2017	400,000,000	0.0000001
Total shares outstanding		475,000,000	$0.0000001
Series A Preferred Stock (investors in the offering, assuming $50 million raised)		5,000,000	$10.00
Total after inclusion of this offering		480,000,000	$

The following table demonstrates the dilution that new investors will experience upon investment in PαC. This table uses PαC's tangible net book value as of the date of inception of $00.00, which is derived from the net equity of PαC on the January 26, 2017 financial statements. We estimate offering costs of approximately $1,000,000 covering marketing, legal, accounting, professional fees, and other expenses. The table presents four scenarios: a raise of $12,500,000; $25,000,000; $37,500,000; and a fully subscribed offering of $50,000,000.

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	$12.5 Million Raise	$25 Million Raise	$37.5 Million Raise	$50 Million Raise
Price per share	$10.00	$10.00	$10.00	$10.00
Shares issued	1,250,000	2,500,000	3,750,000	5,000,000
Capital raised	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Less: offering costs	$(1,000,000)	$(1,000,000)	$(1,000,000)	$(1,000,000)
Net offering proceeds	$11,500,000	$24,000,000	$36,500,000	$49,000,000
Net tangible book value pre-financing	$00.00	$00.00	$00.00	$00.00
Net tangible book value post-financing	$11,500,000	$24,000,000	$36,500,000	$49,000,000

Shares issued and outstanding pre-financing at inception	475,000,000	475,000,000	475,000,000	475,000,000
Post-financing shares issued and outstanding	480,000,000	480,000,000	480,000,000	480,000,000

Net tangible book value per share prior to offering	$0.0000001	$0.0000001	$0.0000001	$0.0000001
Increase/(Decrease) per share attributable to new Investors	$9.9999999	$9.9999999	$9.9999999	$9.9999999
Net tangible book value per share after offering	$00.02	$00.05	$00.08	$00.10
Dilution per share to new investors ($)	$(9.98)	$(9.95)	$(9.92)	$(9.90)
Dilution per share to new investors (%)	-99.8%	-99.5%	-99.2%	-99.00%

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share which typically occurs according to the terms of the company dividends.

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

∙	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

∙	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

∙	In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares, if such notes are executed. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION

PαC is offering a maximum of 5,000,000 shares of Series A Preferred Stock.

PαC will be selling shares through its website: www.planetalphaforest.earth. The company will use its website to provide notification of the offering. Offers and sales of securities will be made by the officers and directors of the company in reliance on the exemption from broker-dealer registration under Rule 3a4-1. The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the company website.

The company is offering its securities in all states other than Texas, Florida, Arizona and North Dakota. In the event the company makes arrangements with a broker-dealer to sell into these states, it will file a post-qualification amendment to the Offering Statement of which this Offering Circular is a part.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the shares. The company has not set a minimum amount for this offering and the company has made no arrangements for the return of investor funds in the event all of the shares of Series A Preferred Stock in this offering are not sold. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this offering or deliver checks made payable to the escrow agent.

The funds tendered by potential investors will be held by the escrow agent, and will be transferred to the company upon closing. A closing will occur each time the company accepts funds. Upon closing, funds tendered by investors will be made available to the company for its use.

Process of Subscribing

Prospective investors who submitted non-binding indications of interest during the “test the waters” period, will receive an automated message from www.planetalphaforest.earth indicating that the offering is open for investment. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement can only be completed online through www.planetalphaforest.earth. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of the investor’s annual income or 10% of the investor’s net worth (excluding principal residence).

The company has engaged FundAmerica to perform the following strictly administrative functions in connection with this offering including:

•	Review the subscription agreements to determine whether all of the necessary information has been obtained from the investors, to determine compliance with the investment limitation requirement, and to perform anti-money laundering checks.

•	Contact the investors if necessary to gather additional information or clarification.

•	Provide the company with prompt notice for subscriptions that cannot be accepted.

•	Transmit the subscription information data to Vstock Transfer LLC, the company's transfer agent.

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Vstock Transfer LLC, will serve as transfer agent to maintain stockholder information on a book-entry basis; there are no setup costs for this service, fees for this service will be limited to secondary market activity.

Right to Reject Subscriptions.

After we receive complete, executed subscription agreements from each investor, and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject each subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to the investor, without interest or deduction.

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed for at a closing. Once an investor submits the subscription agreement and it is accepted, the investor may not revoke or change his or her subscription or request return of subscription funds. All accepted subscription agreements are irrevocable.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Reselling of Securities

There is no current market for the resale of our securities. To facilitate liquidity for our investors, and should we meet the listing requirements for an over-the-counter market or similar market, we intend to seek quotation on such a market. As of August 14, 2017 we have reserved the following trading symbols: 1) PAC active NYSE, 2) PAF active ARCA, and 3) ALPH reserved by NASDAQ. Our Series A Preferred Stock will not commence trading on the chosen market until each of the following conditions are met: (i) the offering is terminated; and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A; and such post-qualification amendment is qualified by the Securities and Exchange Commission and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the Securities and Exchange Commission qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on the chosen exchange, we may wait before terminating the offering and commencing the trading of our Series A Preferred Stock in order to raise additional proceeds. As a result, there may be a delay between the closing of an investor’s purchase of shares and the commencement of exchange trading of our Series A Preferred Stock.

If we fail to meet the minimum requirements for listing on an exchange, we may seek quotation of our Series A Preferred Stock on the OTCQX. There can be no assurance that we will meet the listing requirements or that a liquid market for the resale of our securities will develop.

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USE OF PROCEEDS

The company estimates that, at a per share price of $10.00, the net proceeds from the sale of the 5,000,000 shares in this offering will be approximately $49,000,000 after deducting the estimated offering expenses of approximately $1,000,000 (including marketing, legal, accounting, professional fees and other expenses). Because this offering is being made on a “best efforts” basis, without a minimum offering amount, the company may close the offering without sufficient funds for all the intended purposes set out below.

Transactional costs related to the number of transactions processed or amount of money raised will be funded from proceeds of the offering.

The table below shows the net proceeds the company would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the shares of Series A Preferred Stock we are offering.

	25%	50%	75%	100%
Shares of Preferred Stock sold	1,250,000	2,500,000	3,750,000	5,000,000
Gross proceeds	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering expenses	$1,000,000	$1,000,000	$1,000,000	$1,000,0090
Net proceeds to the company	$11,500,00	$24,000,000	$36,500,000	$49,000,000

We plan to use the net proceeds in our efforts related to project initiation and operations, exploration of new market opportunities, as well as for working capital and other general corporate purposes. The table below sets forth the manner in which the company intends to use the net proceeds it receives from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Series A Preferred Stock the company is offering. All amounts listed below are estimates.

	25%	50%	75%	100%
Technology Transfer: Feld unit 1	$50,000	100,000	150,000	200,000
Equipment	$2,835,000	$8,720,000	$11,875,000	$13,470,000
Field operations	$770,000	$3,510,000	$5,500,000	$7,500,000
Salaries and wages	$1,673,330	$2,420,000	$3,795,000	$6,225,000
Rent, utilities and overhead	$322,270	$375,000	$425,000	$500,000
Patent prosecution, engineering fees for CAD drawings	$170,000	$300,000	$420,000	$500,000
Legal fees for US corporate governance and foreign counsel in project countries	$120,000	$390,000	$600,000	$800,000
Shipping, license, and customs fees for equipment export to project countries	$59,400	$185,000	$290,000	$400,000
Marketing expense	$2,500,000	$3,500,000	$5,000,000	$9,000,000
R&D expense	$2,500,000	$3,500,000	$5,000,000	$9,000,000
Working capital	$500,000	$1,000,000	$2,000,000	$3,000,000
TOTAL	$11,500,000	$24,000,000	$36,500,000	$49,000,000

With respect to the line item “Equipment” set out in the table above, depending on the amount of Series A Preferred Stock sold in the offering, the company intends to acquire the following equipment, which is critical to its business operations.

Base Station Instrumentation from PEM (per ~4 million acres)	$1,300,000
Advanced Instrumentation from PEM (per ~4 million acres)	$2,500,000
Reference gas modules and standards for instrumentation	$475,000

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If the company is able to raise $50 million in this offering, and deploys instruments to cover approximately 12 million acres, it plans to use up to $13,470,000 to provide monitoring equipment for the projects. Should fewer acres be available, the need for instrumentation would be reduced accordingly. Should a lower amount of proceeds be raised, we will be able to selectively manage fewer project acres. Thus, we are positioned to engage in projects according to the level of investments made during the offering and adjust accordingly.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. We have not identified and do not have any commitments for other sources of funding and our operations will be significantly limited if we do not raise funds in this offering.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

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THE COMPANY’S BUSINESS

Company Overview

PαC is a corporation organized under the laws of Wyoming, incorporated on January 26, 2017. We have entered into a license and collaboration agreement with an affiliated company, Planetary Emissions Management Inc. The company has three primary goals:

●	Direct cash support to impoverished landowners and communities that inhabit forest areas worldwide.
●	Generate income for all stakeholders.
●	Solve a global and well-known problem of deforestation by supporting landowners and their communities as stewards of sustainability and as agents of verified GHG emission reductions.

The company was formed to offer measurement-to-monetization game-changing technologies to verify emissions reductions through forest carbon sequestration and storage, catalyzing the creation and sale of new forest carbon products. PαC's business model is anchored by direct measurement of net flux for carbon sequestration across large forest landscapes, creating verified transactions between landowners, the company and consumers of forest carbon offset products. The company will provide carbon accounting infrastructure, creating transactions between investors, consumers and the biosphere.

PαC modernizes the traditional and ineffective traditional carbon services and trading paradigm for carbon credits20 in much the same way as Fintech has modernized traditional banking paradigms21 or online legal services have modernized traditional legal firms.22 PαC will employ the latest innovations in measurement of greenhouse gases, advanced integrated autonomous reporting systems, data analytics and transformation to trading markets for carbon and other GHGs from measurement-to-monetization. PαC determines pricing for unique products based on tangible and diverse metrics in addition to net forest carbon flux including value of the underlying real estate and ensembles of plants, animals, Indigenous Peoples and culture across spatial and temporal domains.

Hand-in-hand with managing CO2 is the potential for PαC to combine agriculture with sustainable forest management in agroforestry to feed an ever-growing global population while generating unique carbon sequestration products.23 Even if one does not believe in the science of global warming, the humanitarian and economic limitations of food production for future populations can be understood by all. Equally, the benefits of managing potentially limited natural resources for long-term sustainability for our future generations can be understood by all.

Everyone across the planet can attest to the majesty of forests and their inhabitants, everyone can see the importance of forest products for humanity. PαC provides a viable approach for all stakeholders to participate and benefit from forest carbon management on local-to-global scales.

Planet Alpha Operations

PαC creates a new forest carbon business paradigm that pays landowners, upfront and/or annually, for carbon sequestration and sustainable management over the lifetime of the project covering intervals of 10 to 100 years. A virtuous cycle is repeated annually across decadal periods creating planetary scale sustainable forests and soils and economic benefits for all stakeholders. Our approach is differentiated from existing forest carbon protocols which require multiple payments by the landowner for carbon credit services24 that are based on incomplete carbon emission factor accounting in lieu of direct high frequency and high precision measurement conducted across the project site.25 Such measurement across the project site and time period is required to determine net carbon and GHG annual flux. Our operations are designed to function across decadal periods providing annual time series of forest carbon storage. Participation in carbon markets inevitably brings with it certain risks. If a forest owner wishes to receive a market-priced financial benefit from having increased their storage of carbon, they should also be prepared to accept a financial liability if that stored carbon is released by willful or negligent acts. Such circumstances are covered in the landowner agreement.

20 State and Trends of Carbon Pricing, World Bank, 2016. The World Bank report provides an overview of existing carbon credit protocols including calculations employed in lieu of direct, high frequency measurements of CO2.

21 Example: https://www.entrepreneur.com/article/285631.

22 Example: http://blogs.findlaw.com/strategist/2017/02/more-companies-are-turning-to-alternative-legal-service-providers-study-shows.html.

23 Example: Abbas, Farhat, Hafiz Mohkum Hammad, Shah Fahad, Artemi Cerdà, Muhammad Rizwan, Wajid Farhad, Sana Ehsan, and Hafiz Faiq Bakhat. "Agroforestry: a sustainable environmental practice for carbon sequestration under the climate change scenarios—a review." Environmental Science and Pollution Research (2017): 1-15.

24 Examples: Fees paid by the landowner are required for existing forest carbon protocols covering project report preparation, issuance of credits and listing on a registry. (1) Kerchner, C. D.; Keeton, W. S. California’s Regulatory Forest Carbon Market: Viability for Northeast Landowners. For. Policy Econ. 2015, 50, 70–81. (2) Ruseva, T., E. Marland, C. Szymanski, J. Hoyle, G. Marland, and T. Kowalczyk. "Additionality and permanence standards in California's Forest Offset Protocol: A review of project and program level implications." Journal of Environmental Management 198 (2017): 277-288. (3) Phan, Thu-Ha Dang, Roy Brouwer, and Marc David Davidson. "A global survey and review of the determinants of transaction costs of forestry carbon projects." Ecological Economics 133 (2017): 1-10.

25 State and Trends of Carbon Pricing, World Bank, 2016. The World Bank report provides an overview of existing carbon credit protocols including calculations employed in lieu of direct, high frequency measurements of CO2.

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PαC commercializes field operations and technology deployment for PEM's patented technologies and services. The principal operations of our business and their features include:

●	PαC employs state of the art GHG sensors within the DMFCP to measure forest carbon storage developed by PEM combined with readily available environmental sensors powered by solar panels and easily deployed base stations in remote locations. This means we can directly measure, in real-time and for each specific GHG, baseline carbon stocks and net GHG reductions across the project area. The company also is developing relationships with a variety of satellite imagery companies as well as companies developing new GHG sensors mounted on drones to augment our ground measurements and to provide verification of landowner agreements to conserve and manage the forest.

●	Our business model is based on decadal contracts (10-100 years) in which landowners are paid upfront and annually to sustain reduction of forest destruction in exchange for carbon rights and resulting carbon sequestration or offsets. The carbon sequestered is sold online by PαC as unique forest carbon products ranging from $5.00 to $10,000 per product appealing to all ages and types of consumers including individuals, corporations and other entities. The product revenue may provide annual dividends to investors and company profit, when such financial circumstances allow.

●	PEM has developed proprietary and patented measurement-to-monetization systems that will be deployed commercially for the first time by PαC. Additional information is available below under the section titled “PαC Operations Core Technologies.” In summary, the PEM components include:

o	A field deployable multi-instrument integrated platform, the Global Monitor Platform™ (GMP).[26]

o	A System-of-Systems™ (SoS)[27] operational network, proprietary accounting software and financial mechanisms, including real-time linked GHG trading and pricing platforms also constituting the DMFCP.

o	Introduction of PEM QuantumQarbon™ products based on measurement of the rare forms of carbon dioxide[28] to track pathways of forest carbon cycling resulting in new innovative forest carbon products.

o	A patented method of organizing forest carbon projects into pooled portfolios and linked project carbon storage and accounting. PαC's Biosphere Boxes[29] facilitate transactions for global investors and consumers including individuals, corporations, foundations, national, sub-national and country scale entities.

26Marino, Bruno D.V, Michelle Bright, and Glen Gronniger. "Design and package of a 14CO2 field analyzer: the Global Monitor Platform (GMP)." In SPIE Optical Engineering+ Applications, pp. 81560E-81560E. International Society for Optics and Photonics, 2011.

27 Marino, Bruno D.V. "System of systems for monitoring greenhouse gas fluxes." U.S. Patent 8,595,020, issued November 26, 2013.

28 www.pemcarbon.com

29 Marino, Bruno D.V. "Systems and methods for managing global warning." U.S. Patent 9,152,994, issued October 6, 2015.

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o	A no-fee registry, the Gaia Monitor™, that serves as repository for project operations, GHG offsets that are issued, retired, and cancelled as well as a real-time portal to visualize project data and outcomes.

●	PαC creates new forest carbon products that are differentiated from traditional carbon credits, resulting in offsets integrating carbon sequestration, other GHGs, biodiversity and Indigenous Peoples’ rights to land. All carbon products are based on metric tons of carbon dioxide equivalents (tCO2-eq), the universal carbon metric for existing carbon transactions and the carbon credit market. Each PαC forest carbon product will represent a verified amount of metric tons CO2. The PαC products may also include other GHGs as CO2eq's that are directly measured, expanding the GHG portfolio for investors and consumers. The verified forest carbon products will then be available for sale to purchasers offsetting their own GHG emissions.

●	PαC addresses the flaws of the traditional, existing protocols for carbon accounting and trading by commercializing innovative real-time, high frequency, direct on-site measurement technology, streamlined applications for data-to-market products, reduced costs and improved benefits to landowners, financial stakeholders and the planet.

o	The company has modernized, upgraded and commercialized methods cited by the Intergovernmental Panel on Climate Change (IPCC)[30] and the United Nations Framework Convention on Climate Change (UNFCCC)[31] while drawing on established scientific concepts proven in the field for forest carbon accounting for over a decade.[32]

●	PαC is in the planning stages with four projects located in the Democratic Republic of the Congo, Ghana and Kenya, Africa, comprising a total land area of ~ 3.5 million hectares. PαC is actively exploring additional projects in China, South America, Russia, Mexico and Australia potentially covering an additional ~3 million hectares in 2017. The projects include active forest carbon sequestration by reforestation, improved forest management, agroforestry, afforestation and avoidance of carbon emissions by supporting land conservation for biodiversity, Indigenous Peoples land rights and gorilla habitat.

●	We believe that PαC's real-time, game-changing measurement-to-monetization technologies address the challenge of emissions reduction verification and GHG trading for the 160 countries that have ratified the Paris Agreement framework[33], while reducing fraudulent and false reporting of emission reduction claims.

●	We will engage investors and customers worldwide online via mobile applications and across social media platforms.

30 IPPC (E.G., Watson RT. Land Use, Land-Use Change, and Forestry [Internet]. 2000. p. 392. Available from: http://www.ipcc.ch/ipccreports/sres/land_use/index.php?idp=86) cites the importance of flux determination by the eddy covariance method, it was considered unsuitable for large scale applications (Chapter 2.4.3; pp. 86) as was soil CO2 efflux chambers (Chapter 5.6.3, pp. 236), both methods commercially employed by the DMFCP across project scale.

31 Example: Section 5.66 in: Penman, Jim, Michael Gytarsky, Taka Hiraishi, Thelma Krug, Dina Kruger, Riita Pipatti, Leandro Buendia et al. "Good practice guidance for land use, land-use change and forestry." Good practice guidance for land use, land-use change and forestry. (2003).

32 Examples: Burba, George. Eddy covariance method for scientific, industrial, agricultural and regulatory applications: A field book on measuring ecosystem gas exchange and areal emission rates. LI-Cor Biosciences, 2013.

33 Example: Peters, Glen P., Robbie M. Andrew, Josep G. Canadell, Sabine Fuss, Robert B. Jackson, Jan Ivar Korsbakken, Corinne Le Quéré, and Nebojsa Nakicenovic. "Key indicators to track current progress and future ambition of the Paris Agreement." Nature Climate Change (2017).

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Box 1. PαC's Four-Step Business Model Process

PαC's process involves four steps illustrated in Box 1:

1.	Investments are used to develop diverse forest carbon projects across the planet engaging landowners in mutual agreements to manage and conserve forests through measurement based performance payments.

2.	PαC makes direct measurements employing the DMFCP for GHGs over the project area using proprietary instrumentation, the Global Monitor Platform, and its proprietary System of Systems data acquisition and data analysis protocols.

3.	Project carbon data (sequestered and avoided) are collected, organized into Biosphere Boxes, pooled into a portfolio and recorded in the PαC no-cost registry, the Gaia Monitor.

4.	Products resulting from forest projects are created with carbon stored, GHG profiles, flora and fauna and the presence of Indigenous Peoples and are sold to voluntary and compliance buyers worldwide resulting in return on investment and increased management and conservation of forests. A virtuous cycle is created across years and decades.

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Box 2. PαC Visual Guide to Box Icons for GHG Measurement, Methods and Biosphere Box Products

Box 2 illustrates the visual icons used in describing projects. A brief explanation follows:

1. Landowners: Agreements are made with landowners across the planet.

2. Greenhouse gas measurements: 1) carbon dioxide (CO2), 2) methane (CH4), 3) nitrous oxide (N2O), 4) QuantumQarbon (14CO2, 13CO2), 5) sulfur hexafluoride (SF6).

3. Methods (in order of appearance):

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1)	Eddy covariance for determination of net annual forest carbon flux.
2)	Soil gas probes to collect gas for analysis from the soil profile.
3)	Soil accumulation chamber to collect gas efflux from the soil surface.
4)	Isotopic analysis of plant and soil samples for carbon 13 (13C) and carbon 14 (14C) composition.
5)	Exsolvation of gases dissolved in aqueous phase samples from lakes, rivers and oceans.
6)	Vehicle mounted gas analyzers for analysis of project areas and boundaries.
7)	Remote sensing data retrieved from a wide variety of commercial sources.
8)	Flask collection of discrete gas samples for analysis at a later time.
9)	Unmanned Aerial Systems consisting of drones and other unmanned aircraft for image or gas analysis.
10)	System of System platform that organizes and automates all of the above methods, data acquisition and data analysis.

4. Biosphere Box Products (Generic Summaries):

1)	Tree Plantation/Afforestation (TP) refers to a tree species monoculture planted for use by communities for humanitarian purposes, for example, in lieu of deforestation.
2)	Improved Forest Management (IFM) refers to management of forest projects to optimize carbon sequestration.
3)	Afforestation (AF) refers to planting of any tree species in an area not previously forested for the purposes of increasing carbon sequestration within the project area.
4)	Reforestation (RF) refers to the replanting of areas that were previously forested to increase carbon sequestration of the project area.
5)	Agroforestry (AGF) refers to the planting of tree, shrub or crop species that provide food while integrated with forest tree species that are not harvested.
6)	Working Forest (WF) refers to a naturally forested project area that is managed to provide timber and other wood products within a specific carbon budget as defined in a PαC project agreement that achieves carbon neutrality or carbon sequestration.
7)	Biodiversity (B) refers to conservation and preservation efforts that allow baseline or enhanced biodiversity to remain in place, thus avoiding emissions that would result if the project area was cleared or otherwise developed resulting in GHG emissions and loss of biodiversity.
8)	Indigenous Peoples (IP) refers to conservation and preservation efforts that allow baseline or extended inhabitation of Indigenous Peoples to remain in place, thus avoiding emissions that would result if the project area was cleared or otherwise developed resulting in GHG emissions and loss of Indigenous Peoples land rights.
9)	Gorilla Habitat (GH) refers to conservation and preservation efforts that allow baseline or extended inhabitation of gorilla and other primate species to remain in place, thus avoiding emissions that would result if the project area was cleared or otherwise developed resulting in GHG emissions and loss of gorilla and other primate populations.

PαC Landowner Operations

PαC is actively engaging landowners through its marketing campaign and through contacts made through PEM. Subsequent to execution of suitable agreements between PαC and the landowner, a network of carbon sensors are installed across the project area, much like a cell phone tower network is needed to send and receive cell phone coverage across an area. The project area is monitored for an initial minimum period of 10 years employing PαC's Direct Measurement Forest Carbon Protocol consisting of GMPs and operated by the System of Systems. Each year the total amount of carbon sequestered by the project area is determined from daily measurements. There are three possible annual net carbon accounting outcomes:

1)	Outcome # 1: A net amount of carbon dioxide or other GHG was stored, or sequestered, from the atmosphere to the forest and soils and would be available for sale at a certain price as unique forest carbon products.

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2)	Outcome # 2: A net amount of carbon dioxide or other GHG was released, or emitted, to the atmosphere from the forest and soils resulting in no sale of carbon products, triggering remedies to create carbon sequestration in the following years.

3)	Outcome # 3: A net amount of carbon dioxide or other GHG was zero meaning that the amount stored was equal to the amount released. In a typical forest project, a net neutral carbon balance may be acceptable depending on conditions but would trigger remedies to increase carbon sequestration. In forests managed to integrate agroforestry and wood products that by their nature remove carbon from the forest a carbon neutral condition may be highly desirable.

Each project may experience the three outcomes above during different years depending on a variety of factors such as rainfall, extreme weather or damage of the forests due to fire, insects or disease. The amount of carbon dioxide stored in the forest and soils may also accumulate every year, or, accelerated carbon storage may occur after a year of net release to the atmosphere. In cases where forest management options are routinely employed, such as in agroforestry and wood products industries, increased carbon storage may be a goal over successive years. The final revenue for forest carbon products depends on the pricing structure related to project type, forest growth and management goals, and biodiversity and human factors that apply to each project. External factors influencing carbon pricing may also influence pricing for PαC products.

PαC Landowner Contract

The PαC contract with landowners is similar to typical timber contracts made with landowners, except that PαC involves the carbon in forests and soils as an in situ carbon reservoir that does not involve ownership of the actual trees or soil. Accordingly, no ownership of trees or land is included in the PαC contract. There are no fees paid to PαC by the landowner. The contract, or Project Management Agreement, between PαC and the landowner, completed online, is based on two sources of information including:

1) Memorandum of Understanding (MoU).

2) Project Listing Application (PLA).

The overall project scope, including area of land and participants are agreed to in a Memorandum of Understanding. The MoU also identifies landowner agents, Non-Governmental Organizations and any other entities that will be directly involved in the project. A detailed intake form, the Project Listing Application, requests specific project details such as type of project including reforestation, improved forest management, avoided deforestation, among other types. Special features of the project are recorded and verified such as the presence of endangered species and Indigenous Peoples as well as the carbon and economic goals and operation of a project involving forest products and agroforestry. Using established project maps verified by Geographic Information System (GIS) research conducted by PαC, a System of Systems sensor network plan is established. PαC also prepares an estimate of project revenue. The Project Management Agreement summarizes the information from the Memorandum of Understanding and the Project Listing Application.

The terms of the contract provide two options for landowner revenue:

1) An upfront-only payment for a specified period of time (a minimum of 10 years).

2) An upfront payment and a royalty on sales of annual net sequestration products sold for a minimum of 10 years.

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The annual sales of forest products will likely vary according to natural fluctuations in net forest carbon sequestration and carbon market fluctuations The upfront payment in both of the aforesaid cases is calculated based on the estimated nominal project revenue in year one, the type of project and other factors. For example, upfront-only payments of ~1-15% of the estimated project value are under consideration. In the case of an upfront and royalty on sales terms, the upfront is estimated at ~1-10% and the royalty on annual sales from ~1-6%. Each case is unique; final terms are negotiable and there are no guaranties. In all cases, payments are made directly to the landowner or their agents by PαC based on the net flux of metric tons of CO2 or other GHGs sequestered. Requirements for the contract include typical documents such as land title verification, verified access to land by PαC, and terms for cases of intentional and unintentional reversal of sequestered carbon and contract termination clauses. Although the initial contract covers a minimum period of ten years, additional time intervals extend the project to any length of time up to 100+ years. In the event of an exit by the landowner at any time, the exit terms are governed by a ton-year accounting process endorsed by the IPCC in which the exit price is based on the fractional removal of CO2 in the atmosphere.34 This approach removes the arbitrary and severe penalty for exit under traditional forest carbon protocols requiring a project time period of 100 years.35 Thus, the landowner is incentivized to achieve the net sequestration goals of the project resulting in conserved or sustained management of forest and agroforestry landscapes anywhere on the planet and revenue to support such management.

PαC Forest Project Operations Worldwide

Forests cover approximately 30% of the Earth's land surface or ~4 billion hectares (one hectare equals 2.47 acres),36 however, forest coverage has been declining over the last several decades. Between 2000 and 2012, approximately 230,000,000 hectares (~2,300,000 km2, ~568,342,377 acres) have been deforested due to land clearing for a variety of reasons, at a rate of approximately 19,000,000 hectares/year (~190,000 km2, ~46,950,022 acres/year).37 The scale of deforestation is vast and difficult to appreciate on a map. However, the action of plants and forests in taking up and releasing CO2 can be numerically defined illustrating the magnitude of what is at stake. For example, it is estimated that ~3 trillion trees currently exist with up to ~46% having been cut since pre-industrial times.38 In addition, deforestation in the tropics is estimated to have produced ~50 million forest fragments that contribute to further loss of CO2 due to the vulnerability of forest edges to encroachment by human, animal and climate change impacts. PαC operations specifically address reconnection of forest fragments and enhancement of edge vegetation as buffer zones. Accordingly, PαC intends to create and extend tree species nursery in project areas with the goal of large-scale tree planting.

We estimate, conservatively, that approximately 43.5% of the 230,000,000 hectares now identified as deforested, or 100,000,000 hectares (~1,000,000 km2, ~247,105,381 acres) are available for PαC service contracts across the tropics and temperate zones of the planet. To-date, a small fraction representing ~ 0.1% of the world's forests or approximately 4,900,000 hectares (~49,000 km2, ~12,108,163 acres) are part of a forest carbon protocol reportedly involving voluntary market transactions of ~$790,000,000 in 2008, ~$602,000,000 in 2011 and ~$278,000,000 in 2015.39 The voluntary market figures may not include programs such as Reducing Emissions from Deforestation and Forest Degradation (REDD, REDD+)40 and sustainable forest management, conservation of forests, and enhancement of carbon sink mechanisms. In the United States, approximately 302,000,000 hectares (~3,020,000 km2, ~746,258,252 acres) of forest land exist41 but only a small fraction of US forest land, approximately 5% representing ~15,100,000 hectares (~151,000 km2, ~37,312,912 acres), appears to be involved in a forest carbon protocol.42 Thus, there is a large forest market with a clear need for PαC project expansion and associated reduction in atmospheric CO2 by forest growth. In summary, existing forest areas of up to approximately 100,000,000 hectares (~1,000,000 km2, ~247,105,381 acres) are considered available for PαC forest carbon services. PαC technologies remove many of the barriers for landowner participation, particularly the cost to the landowner and strict requirement for a 100 year project commitment, in forest carbon programs facilitating expansion of sustainable forest management projects worldwide.

34 Examples: (1) Fearnside, Philip M., Daniel A. Lashof, and Pedro Moura-Costa. "Accounting for time in mitigating global warming through land-use change and forestry." Mitigation and Adaptation Strategies for Global Change 5, no. 3 (2000): 239-270. (2) Levasseur, Annie, Pascal Lesage, Manuele Margni, Miguel Brandão, and Réjean Samson. "Assessing temporary carbon sequestration and storage projects through land use, land-use change and forestry: comparison of dynamic life cycle assessment with ton-year approaches." Climatic change 115, no. 3-4 (2012): 759-776. (3) Murray, Brian C., and Prasad S. Kasibhatla. "Equating Permanence of Emission Reductions and Carbon Sequestration: Scientific and Economic Foundations for Policy Options." Working Paper EE 13-08 December 2013. (4) Marland, Gregg, Kristy Fruit, and Roger Sedjo. "Accounting for sequestered carbon: the question of permanence." Environmental Science & Policy 4, no. 6 (2001): 259-268.

35 Examples: (1) Marland, Eric, Grant Domke, Jason Hoyle, Gregg Marland, Laurel Bates, Alex Helms, Benjamin Jones, Tamara Kowalczyk, Tatyana B. Ruseva, and Celina Szymanski. "Overview of the Compliance Offset Protocol for US Forest Projects." In Understanding and Analysis: The California Air Resources Board Forest Offset Protocol, pp. 13-20. Springer International Publishing, 2017. (2) Air Resources Board (ARB), 2011. Compliance Offset Protocol U.S. Forest Projects. http://www.arb.ca.gov/regact/2010/capandtrade10/copusforest.pdf.

36 Example: Nabuurs, G.J., et al. Forestry. In Climate Change 2007: Mitigation. Contribution of Working Group III to the Fourth Assessment Report of the Intergovernmental Panel on Climate Change [B. Metz, O.R. Davidson, P.R. Bosch, R. Dave, L.A. Meyer (eds)], Cambridge University Press, Cambridge, United Kingdom and New York, NY, USA (2007).

37 Hansen, M. C. High-Resolution Global Maps of 21st-Century Forest Cover Change. Science 2013, 342 (6160), 850–853.

38 Crowther, T. W. et al. Mapping Tree Density at a Global Scale. Nature 2015, 525 (7568), 201–205.

39 Example: http://www.forest-trends.org/documents/files/doc_5242.pdf.

40 http://redd.unfccc.int/.

41 https://www.fia.fs.fed.us/library/brochures/docs/2000/ForestFactsMetric.pdf.

42 https://www.arb.ca.gov/cc/capandtrade/offsets/offsets.htm.

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Market Opportunity

A simple, conservative estimation of the nominal value of the forest carbon markets available to PαC can be calculated assuming:

1) A nominal one metric ton CO2 equivalent is sequestered per hectare per year (i.e., ha-1 yr-1).

2) A minimum project period of 10 years.

3) A selling price of $5 per metric ton.

For example, based on a review of 59 project sites that employed direct measurement of net forest CO2 flux, the mean value for all projects considering 544 site years was 200 gC m-2 yr-1, 43 equivalent to ~7.3 metric tons CO2 ha-1 yr-1. Here, a nominal forest CO2 sequestration value of 1 metric ton CO2 per hectare, or ~ 1/7th of the observed average, is used for revenue estimation. An average price of $5 per metric ton CO2 is adopted as a conservative price compared to an average price of ~$10 reported in the current carbon pricing literature considering diverse sources across ~40 countries.44 A time horizon of 10 years is used to represent a minimum project period with expectation of renewals up to 100 years.

Employing the nominal values cited above, the revenue from a one million hectare project would yield: [(1,000,000 hectares) x (1 metric ton CO2 sequestered per hectare per year) x ($5/metric ton CO2) x (10 years)] = $50,000,000. PαC's goal of establishing approximately 5 million hectares in 2017 would yield a theoretical revenue of $250,000,000 under the same nominal assumptions. A theoretical upper limit to revenue based on the area of deforested lands and using the same nominal terms as above would yield a theoretical revenue of: [(100,000,000 hectares) x (1 metric ton CO2 sequestered per hectare per year) x ($5/metric ton CO2) x (10 years)] = $5,000,000,000. While the aforementioned revenue is highly speculative the potential magnitude of the forest carbon market is understandable based on the known amount of deforested land, nominal values for sequestration rates and carbon pricing. The successful marketability of PαC's unique forest carbon products are uncertain and will depend on sales to both voluntary and compliance buyers.

43 Example: Baldocchi, Dennis, Housen Chu, and Markus Reichstein. "Inter-annual variability of net and gross ecosystem carbon fluxes: A review." Agricultural and Forest Meteorology  (2017).

44 https://www.carbonbrief.org Examples for average prices of one metric ton of CO2: (1) EU€14 averaged across 41 countries, /mapped-countries-with-highest-carbon-price. (2) $4.60, http://www.forest-trends.org/documents/files/doc_5242.pdf. (3) ~$10 representing ~75% of covered emissions for 2015 with prices ranging from $1 to $137, http://www.ecofys.com/files/files/world-bank-group_ecofys-carbon-pricing-watch_160525.pdf. (4) ~UD$10, http://documents.worldbank.org/curated/en/598811476464765822/pdf/109157-REVISED-PUBLIC-wb-report-2016-complete-161214-cc2015-screen.pdf. (5) ~$5 carbon emission futures as of 07-13-2017, https://www.investing.com/commodities/carbon-emissions-streaming-chart.

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We believe forest carbon markets are underutilized and undervalued. Forest carbon market growth faces considerable uncertainty similar to that for compliance carbon markets that have declined in total value since 2011.45 Ongoing deforestation, despite small gains in reforestation, result in a net increase in landscapes available for PαC projects. In 2016 voluntary forestry and land use project offsets sold at an average of €4.4/tCO2-eq consisting of afforestation, reforestation, improved forest management grassland/rangeland management, urban forestry, wetland restoration/management and agroforestry comprising a total of ~13.1 million tCO2-eq traded with a value of ~€57 million.46 Improved forest management and afforestation/reforestation projects traded at ~€8.17/tCO2-eq and €6.97/tCO2-eq, respectively, and traded at the highest average prices even though the volume was among the lowest for the forestry and land use sectors. 47 Remarkably, despite their importance and ready availability, forest carbon projects yielding financial transactions have remained very small, representing ~ 0.2%, of all carbon trading transactions (e.g., ~€57 million in 201648 compared to the total global market of ~€34 billion (2016)) and a corresponding ~01 - 0.2% of sequestered carbon.49 Presently, forest carbon offsets are typically not available to compliance markets, due to concerns of permanence50 linked to use of estimates for sequestered forest carbon in lieu of actual measurement of sequestered carbon as employed by the DBFCP. The forest offsets involved in the California forest carbon offset program represent ~ 2% of US forestland indicative of the technical difficulty, lengthy application process, punitive penalty for early project termination and direct upfront and ongoing fees to landowners as barriers to widespread adoption by both conservation and working forest entities (described previously). Based on an estimated 100 million hectares of available and degraded land described previously, the potential land area for PαC projects is persistent and growing.

Currently, global markets for carbon are expanding evidenced by multiple trading platforms and carbon pricing mechanisms but are none-the-less experiencing price decline and high volatility due in part to the uncertainty of the carbon credit asset value and political landscape. The carbon asset value is decreased when low precision determinations of carbon sequestration are made51 or when sequestration determinations are subject to invalidation, such as for the California system whose offsets are subject to potential invalidation for an 8-year period.52

45 Carbon Market Monitor. Thompson Reuters, 2016.

46 Unlocking Potential: State of the Voluntary Carbon Markets 2017.

47 Ibid.

48 Ibid.

49 Carbon Market Monitor. Thompson Reuters, 2016.

50 http://www.ecostarhub.com/wp-content/uploads/2017/06/State-of-European-Markets-2017-Voluntary-Carbon.pdf

51 Example: Shishlov, Igor, and Valentin Bellassen. "Review of the experience with monitoring uncertainty requirements in the Clean Development Mechanism." Climate Policy 16, no. 6 (2016): 703-731.

52 Compliance Offset Protocol U.S. Forest Projects. 2014. https://www.arb.ca.gov/regact/2014/capandtrade14/ctusforestprojectsprotocol.pdf

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Box. 3 current carbon trading and pricing platforms.53

Traded carbon credit volumes contracted ~4 percent in 2016. Contemporaneously, prices fell sharply in Europe, the dominant market, leading to an overall drop in value from €49 billion to €34 billion (down 31 percent) leading up to 2017.54 The positive market sentiment after the Paris climate summit was short-lived lasting about a month as European carbon prices plummeted in mid-January 2016, triggered by speculative short-selling. A number of factors were responsible for the price reduction. None-the-less, sentiment to actively address the climate change problem continues to advance in the areas of finance and policy. PαC is strategically positioned to enter into global carbon markets with advanced technologies for measurement-to-monetization of sequestered and avoided carbon.

Advancements in direct measurement of net GHG flux for forest projects as applied by PαC intends to reach the broader carbon markets characterized by expansion and rapid change following the Paris Agreement. For example: 55

●	As of 2017 over 40 national jurisdictions and 25 subnational jurisdictions (e.g., cities, states, and subnational regions) are putting a price on carbon of ~8GtCO2e (15% global GHG emissions). (See Box 3). International advancements also support the climate change challenge including: 1) a carbon tax in Alberta covering all GHG combustion emissions, 2) a carbon tax in Chile, 3) an economy-wide carbon tax in Colombia, 4) an emissions trading system in Ontario covering GHG emissions, and 5) a Clean Air Rule in Washington State.
●	Carbon prices in 2016 ranged from $1/tCO2-eq (e.g., Poland or Mexico carbon tax) to $131 (Sweden carbon tax).

53 Ibid.

54 Carbon Market Monitor. Thompson Reuters, 2016.

55 World Bank; Ecofys. 2017. Carbon Pricing Watch 2017. Washington, DC: World Bank. © World Bank. https://openknowledge.worldbank.org/handle/10986/26565 License: CC BY 3.0 IGO.”

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●	Over 1,200 companies (tripled since 2014) are using (or planning to use) internal carbon pricing in coming 2 years.
●	Article 6 of the Paris Agreement allows voluntary cooperation on the implementation of Nationally Determined Contributions (voluntary national targets for reductions of GHG emissions) involving a variety of market mechanisms, however, linkage of disparate markets have yet to be determined or established.

PαC applications address linkage and equivalency through direct measurement across all regions based on shared reference and gas standards establishing “carbon equivalency” in a way similar to that for actual currency exchange. The PαC QuantumQarbon measurement application involving the carbon 13 (13C) and carbon 14 (14C) isotopes of carbon is designed to link and harmonize all markets for fossil fuel emission reductions by employing measurements for 14C at local-to-regional levels while also providing new tradeable forms of carbon by quantification of 13C and 12C. Pricing initiatives based on direct measurement employing PαC applications may command a higher price and present less risk to buyers due to the quantitative framework employed.

The carbon markets in Africa are also of interest considering the large forest areas in Africa represented by the Congo Basin and other areas covering some 635 million hectares and the unrelenting rates of deforestation estimated at ~ 4 million hectares per year between 2000 and 2005.56 However, outside of South Africa, Africa has not emerged as an active participant in the developing carbon markets and thus far the carbon market has been irrelevant to the continent’s efforts to address climate change.57 The goal of PαC operations in Africa will be to assist in the development and implementation of a climate and carbon finance strategy built on the recognition that the African continent can contribute most effectively to mitigating climate change by promoting sustainable land use practices that generate revenue for those who are involved in land stewardship. Additionally, PαC will assist in development of carbon pricing platforms in key African countries outside of South Africa. PαC believes its products will be beneficial to Africa by providing capital for management of forest lands that will directly impact local impoverished populations who are directly dependent on the forests. The inflows of carbon finance to Africa have also been low despite the fact that African countries are more vulnerable to climate change due to lack of adequate infrastructure and support mechanisms to adapt efficiently.58

PαC Revenue Streams from Operations

PαC intends to realize revenue from five primary operations:

1) Turn-key deployment of the GMP and SoS services for forest landowners at the local, regional, sub-national, national and or country-scale. The services generate revenue from land contracts by increasing forest growth, in turn producing measurable carbon sequestration and creation of forest carbon storage products that PαC then sells to voluntary and compliance buyers worldwide through all available sales channels (e.g., internet, sales channels, direct B2B sales, etc.). In addition, there are currently at least 40 existing, emerging and potential regional, national and sub-national carbon pricing initiatives and trading platforms spread across ~10 countries all of which are considered potential markets for PαC services and products. While GHG markets are in disarray, the PαC approach employing direct measurement harmonized across all measurement platforms is intended to catalyze renewed sales of GHG products and continued growth of such markets.

2) Turn-key services for agroforestry projects that integrate agriculture and forest landscapes producing measurable carbon sequestration products, that PαC then sells to global markets as in (1).

3) Subscription based offering of unique ground-based data streams of greenhouse gas emission reductions, soil carbon content and moisture, changes in vegetation, biodiversity and combinations of such data to landowners, research and related institutions.

56 Kelatwang, S., and M. Garzuglia. "Changes in forest area in Africa 1990–2005." International Forestry Review 8, no. 1 (2006): 21-30.

57 Ibid.

58 Bernard, Baimwera, David Wang’ombe, and Ernest Kitindi. "Carbon Markets: Have They Worked for Africa?." (2017).

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4) A subscription offering access to software developed to acquire, analyze and produce verified forest carbon and GHG offsets suitable for financial markets and consumers worldwide.

5) Subscription based access to synthesized GHG emissions reduction data across PαC project landscapes and related research data to verify and account for Intended Nationally Determined Contributions according to the U.N. Framework Convention on Climate Change (“UNFCCC”)59 Conference of the Parties (COP21) Paris Agreement established in 2016, or for any entity that while not a signatory of the Paris Agreement, intends to implement a climate management program.

PαC Operations Core Technologies

PαC operations employ the core technology components based on the PEM patent portfolio and technology development. The PαC core technology consists of the following components:

●	The Global Monitor Platform™ (“GMP”).[60] The GMP is an integrated multi-analyzer system that collects and synchronously analyzes gas streams from the free atmosphere, the soil atmosphere or from gases extracted from aquatic sources. The GMP houses standard reference gases linked to external international references to ensure that analyzer results are comparable and equivalent for all analyzers regardless of location. The reference and GHG accounting compliance system of the GMP is transparent to third party verifiers and to stakeholders.

●	The System of Systems™ (“SoS”).[61] The SoS is the automated, integrated operations platform for measurement, verification and accounting for all sensor networks, including GMPs, that provide determination of net flux for sequestered forest carbon. The SoS employs and integrates connected calibrated networks of carbon sensors, drone and satellite data for project compliance and verification.

●	The Direct Measurement Forest Carbon Protocol™ (DMFCP). The GMP and SoS components can be described as PαC’s Direct Measurement Forest Carbon Protocol (“DMFCP”). The DMFCP clearly differentiates our approach from traditional forest carbon protocols that rely upon estimation, models, incomplete carbon pool accounting and sparse measurement of above ground biomass. The DMFCP is applied to all GHGs, also establishing direct measurement capabilities not typically measured by traditional GHG protocols.[62]

●	The Biosphere Box™. The Biosphere Box[63] is a patented accounting mechanism to organize net forest carbon flux projects into pooled portfolios for investors and consumers with the potential to support live trading systems for PαC securities.

●	The PαC Gaia Monitor™. The PαC registry, the Gaia Monitor, provides an operations accounting and registration framework solely for directly measured net forest carbon sequestration projects on local-to-global scales. The Gaia Monitor is a repository of product holdings and project portfolio status for voluntary and compliance buyers. The Gaia Monitor also provides mobile applications allowing project personnel to visualize real time measurements of GHG flux, cumulative sequestration and related project data. The data resulting from the DMFCP will also be employed to establish a universal carbon index derived from measurements of [14]CO2 that are diagnostic of fossil fuel emissions. The PαC registry is provided at no cost to the project landowner.

59 The Paris Agreement entered into force on 4 November 2016, has been ratified by 160 countries and is summarized by the United Nations Framework Convention on Climate Change. The Networked Carbon Markets Initiative, 2016, provided by the World Bank addresses Article 6 of the Paris Agreement.

60 Marino, Bruno DV, Michelle Bright, and Glen Gronniger. "Design and package of a 14CO2 field analyzer: the Global Monitor Platform (GMP)." In SPIE Optical Engineering+ Applications, pp. 81560E-81560E. International Society for Optics and Photonics, 2011.

61 Marino, Bruno DV. "System of systems for monitoring greenhouse gas fluxes." U.S. Patent 8,595,020, issued November 26, 2013.

62 Examples: (1) Marland, Eric, Grant Domke, Jason Hoyle, Gregg Marland, Laurel Bates, Alex Helms, Benjamin Jones, Tamara Kowalczyk, Tatyana B. Ruseva, and Celina Szymanski. "Overview of the Compliance Offset Protocol for US Forest Projects." In Understanding and Analysis: The California Air Resources Board Forest Offset Protocol, pp. 13-20. Springer International Publishing, 2017. (2) Air Resources Board (ARB), 2011. Compliance Offset Protocol U.S. Forest Projects. http://www.arb.ca.gov/regact/2010/capandtrade10/copusforest.pdf.

63 Marino, Bruno DV. "System of systems for monitoring greenhouse gas fluxes." U.S. Patent 8,595,020, issued November 26, 2013.

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Box. 4 PαC Global System-of-Systems (SoS) Architecture and Carbon Equivalency

When deployed across a large project landscape the SoS automates, organizes, operates, analyzes and reports data for all GMP analyzers and groups of analyzers within the SoS sensor network. The SoS architecture provides autonomous operation and is intended to comprise a global greenhouse gas trading system.

A key PEM technology embedded in the GMPs and controlled by the SoS architecture is the use of shared gas standards, third party reference gases and multiple levels of third party verification to ensure that each analyzer and groups of analyzers operate with the same baseline and the same calibrations regardless of location. The harmonization and linking of carbon markets worldwide is a key requirement for global trading of carbon.64

The SoS operation ensures that carbon equivalency and the corresponding currency equivalency is attained across all analyzers and groups of analyzers creating financial carbon comparability whether the carbon data are from China, India, the United States or Brazil. The SoS will employ banking level encryption and also interact with satellite and drone observations as a means to further monitor and enforce land agreements and as a means to augment primary ground measurements. At least two levels of third party verification will be embedded in the SoS operational architecture.

64 Example: http://www.worldbank.org/en/topic/climatechange/brief/globally-networked-carbon-markets.

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The SoS operation is based on a PEM proprietary systems architecture. The SoS integrates platform design, build out, certifiers, mission data analysts, calibration analysts and various communication channels to the command and control facility for all projects worldwide. The data acquisition, analysis and transformation to GHG products process is automated and occurs in real-time. PαC will employ banking level encryption and security protocols to prevent data theft or corruption of the SoS systems and components.

An overview of the SoS operation is illustrated in Box 4 showing example groups of analyzers representing a pooled portfolio of projects for conservation, agroforestry and wood products, data telemetry via satellite, acquisition and analysis of data by a data center and integration of verified data products to greenhouse gas trading exchanges across the planet. The GMPs and reference gas for each analyzer are represented by a box with asterisk. The arrows represent communications between GMP analyzers. Both features ensure carbon equivalency.

Box 5. PαC Operations for Forest Carbon Business Implementation

The PαC operations employing PEM technologies are implemented in a four—step project protocol as shown in Box 5:

1) PαC applies investment to engage in contracts with multiple diverse forest project landowners according to a project management agreement that reverses deforestation through payments made to landowners in lieu of tree harvest and assignment of carbon rights to PαC.

2) PαC deploys its patented Global Monitor Platform, The Direct Measurement Forest Carbon Protocol and System of Systems sensor network across the project landscape and makes high frequency direct in-situ measurements for net forest carbon sequestration in decadal project intervals up to 100 years. The data are analyzed employing PαC proprietary software resulting in verified carbon and GHG quantities sequestered or avoided as metric tons CO2 equivalents.

3) PαC-verified directly-measured net forest carbon sequestered from diverse projects are assembled in Biosphere Boxes (e.g., active storage of carbon and avoided emissions) representing pooled forest carbon project portfolios to minimize risk to investors and consumers. The project data are recorded in the Gaia Monitor, PαC’s no cost registry and mobile information portal for investors and consumers.

4) PαC makes unique forest carbon products available for sale to consumers (voluntary and compliance) through online and retail stores reaching global markets, return on investment and global sustained forest growth. A virtuous annual cycle is repeated ensuring planetary and economic benefits for all stakeholders.

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5) The PαC project virtuous cycle allows for exits under the terms and provisions of the project management agreement and contract. For example, an initial minimum time period of 10 years is allowed with extension expected for up to 100 years, an approach that lowers the barrier to project initiation that otherwise are required to enter into a 100 year contract.

The PαC project provides for a project exit based on the method of ton-year accounting referenced by the Intergovernmental Panel on Climate Change.65 Exits are important, as it is likely that not all projects initiated will be suitable for long term projects depending on environmental conditions, natural hazards including fire and wind damage or for other reasons that emerge in the initial 10-year period. However, with the exception of the case of natural damage to forests all exits must preserve the carbon sequestered and accounted for within the project period per the terms of the Project Management Agreement.

Box 6. PαC Operations for QuantumQarbon™: Accounting for the Carbon of Humanity and Climate Change

65 Examples: (1) Fearnside, Philip M., Daniel A. Lashof, and Pedro Moura-Costa. "Accounting for time in mitigating global warming through land-use change and forestry." Mitigation and Adaptation Strategies for Global Change 5, no. 3 (2000): 239-270. (2) Levasseur, Annie, Pascal Lesage, Manuele Margni, Miguel Brandão, and Réjean Samson. "Assessing temporary carbon sequestration and storage projects through land use, land-use change and forestry: comparison of dynamic life cycle assessment with ton-year approaches." Climatic change 115, no. 3-4 (2012): 759-776. (3) Murray, Brian C., and Prasad S. Kasibhatla. "Equating Permanence of Emission Reductions and Carbon Sequestration: Scientific and Economic Foundations for Policy Options." Working Paper EE 13-08 December 2013. (4) Marland, Gregg, Kristy Fruit, and Roger Sedjo. "Accounting for sequestered carbon: the question of permanence." Environmental Science & Policy 4, no. 6 (2001): 259-268.

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PαC Operations for Determining Net Flux for Forest Carbon Products—How We Do It

The use of sparse biotic measurement of trees (e.g., every six years) within limited forest plots and the use of models for current carbon forest projects base on timber survey methods66 are not well suited for annual verified net forest carbon flux that are currently employed to price forest carbon products. Timber survey methods conducted typically every six years are subject to uncertainty when employed to create net annual67 verified carbon products for forest carbon trading. Moreover, the main limitation to conducting annual timber biotic measurements is expense, particularly as the size of the forest area increases up to the large project areas envisioned by PαC (i.e., 1 million+ hectares). PαC's approach employs 24/7 continuous measurement of CO2 and GHG flux across the project area at no cost to the landowner clearly differentiating it from existing protocols.68

The company’s operations to develop and maintain forest carbon products can be understood by a simple representation of the forest landscape as shown in Box 6. Forest carbon is both taken up (photosynthesis) and released (respiration) from the forest as shown by simple vertical fluxes.69 The important quantities and quantification operations for carbon trading are shown as:

•	NEE, net ecosystem exchange or net flux for sequestered forest carbon;
•	AGC, above ground carbon;
•	BGC, below ground carbon;
•	Photosynthesis, the total carbon uptake by plants or gross primary productivity; and,
•	Respiration, total sources of CO2 released to the atmosphere (AGC, BGC).

Traditional carbon protocols typically include the AGC term, represented by static, sparse biometric measurements, but exclude BGC responsible for dynamic soil CO2 efflux as ecosystem respiration.70 Use of the AGC term alone cannot represent NEE as it excludes BGC introducing an intrinsic error in the calculation for true net carbon exchange (e.g., NEE). PαC fixes this problem. The Direct Measurement Forest Carbon Protocol specifies high frequency (e.g., half-hour average flux determinations from CO2 measurements with a frequency of 10 times per second or 10 Hertz) measurement of all carbon pools including the ABC and BGC.

The primary company operations required to realize revenue in the context of the PαC approach, referring to Box 6 are as follows:

1)	Establish geographical project boundaries and related information using PαC online forms, complete the project management agreement stating duration and terms of the project with the landowner (dashed line around tree).

2)	Deploy the PEM proprietary GMP analyzer network, the DMFCP, and operational SoS platform across the project area.

66Example: Air Resources Board (ARB), 2011. Compliance Offset Protocol U.S. Forest Projects. http://www.arb.ca.gov/regact/2010/capandtrade10/copusforest.pdf.

67 Examples: (1) Holdaway, Robert J., Stephen J. McNeill, Norman WH Mason, and Fiona E. Carswell. "Propagating uncertainty in plot-based estimates of forest carbon stock and carbon stock change." Ecosystems 17, no. 4 (2014): 627-640. (2) Flores, Olivier, and David A. Coomes. "Estimating the wood density of species for carbon stock assessments." Methods in Ecology and Evolution 2, no. 2 (2011): 214-220. (3) Shi, Lei, and Shirong Liu. "Methods of Estimating Forest Biomass: A Review." In Biomass Volume Estimation and Valorization for Energy. InTech, 2017. (4) Tonitto, Christina, Noel P. Gurwick, and Peter B. Woodbury. "Quantifying greenhouse gas emissions from agricultural and forest landscapes for policy development and verification." Synthesis and Modeling of Greenhouse Gas Emissions and Carbon Storage in Agricultural and Forest Systems to Guide Mitigation and Adaptation advagricsystmodel6 (2016): 229-304. (5) Hoover, Coeli M., and James E. Smith. "Equivalence of live tree carbon stocks produced by three estimation approaches for forests of the western United States." Forest Ecology and Management 385 (2017): 236-253.

68 Marino, Bruno DV. "System of systems for monitoring greenhouse gas fluxes." U.S. Patent 8,595,020, issued November 26, 2013.

69 Example of forest carbon pools: DiRocco, T.; Ramage, B.; Evans, S.; Potts, M. Accountable Accounting: Carbon-Based Management on Marginal Lands. Forests 2014, 5 (4), 847–861.

70 Examples of soil organic carbon exclusion in forest carbon determination: (1) GHG Removals and Emission Reductions through Increased. Forest Carbon Sequestration on Non-Federal U.S. Forestlands. Version 1.1. August 2014. (2) Streck, Charlotte, and Agustina Gay. "The role of soils in international climate change policy." In International Yearbook of Soil Law and Policy 2016, pp. 105-128. Springer International Publishing, 2017.

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3)	Determine Physical Carbon for the project area by the high frequency Direct Measurement Forest Carbon Protocol for net forest carbon flux (given as absolute measurements, for example, micro-moles of CO2 per hectare per day (e.g., μmoles CO2 ha-1 day-1).

4)	Determine Project Carbon according to project area and time period of measurement (e.g., annual, decadal) reported as total tCO2-eq.

5)	Derive Financial Carbon by monetizing the amount of sequestered carbon as verified, over a project area for a specified interval (annual), registering the amount of sequestered carbon in PαC's Gaia Monitor registry, and selling Financial Carbon ($/tCO2-eq) as unique PαC forest carbon storage products not as “carbon credits” through online and retail stores.

Buyers of the company’s forest carbon products may consist of voluntary (individual, corporate, institutional) and compliance (individual, industrial, transportation, utilities) buyers. The PαC Gaia Monitor registry accommodates only forest carbon offsets that are measured directly with high frequency and that can be verified by PαC protocols and third party verifiers, resulting in a new and differentiated carbon registry, the Gaia Monitor, from traditional forest carbon protocols. The company will contact landowners across the planet for suitable projects focused on reforestation, avoided deforestation, afforestation, agroforestry, and timber and wood products businesses, among other potential projects in which direct measurement and verification of emission reduction is achievable.

PαC operations and products described above can be extended to any greenhouse gas (e.g., methane, nitrous oxide, and other Kyoto gases) including rare "isotopic" forms of the greenhouse gases described previously as QuantumQarbon. For example, a key feature of the PαC operational approach is the direct, high frequency determination of CO2 and the rare forms of carbon dioxide across the project area as part of the innovative Direct Measurement Forest Carbon Protocol system.

Counting the rare forms of carbon dioxide is important to track the source and magnitude of additions and subtractions of CO2 to and from the atmosphere.71 QuantumQarbon described in Box 6, involves high frequency field measurement of carbon 13 and carbon 14 CO2 while also measuring bulk carbon dioxide as carbon 12 CO2. The carbon 13 and 14 forms of CO2 are small, discrete amounts compared to carbon 12 CO2 but they are observable at the one-part-in-one-thousand and one-part-in-one-trillion levels, respectively. All three types of CO2 (12C, 13C, 14C) are ideally measured in PαC projects with diverse instrumentation and approaches integrated within the GMP and deployed within the SoS sensor network.

Despite the small amounts in the atmosphere, both rare forms of CO2 are important but underutilized diagnostic tracers for forest carbon cycling between forest carbon pools (carbon 13, 14) and for tracking fossil fuel or anthropogenic carbon (carbon 14) taken up by vegetation and forests.72 QuantumQarbon tracks the emissions of fossil fuels and their return to the biosphere with a precision higher than the metering of gasoline from the pump to the tank of your car typically dispensed at the one-part-in-one-thousandth of a gallon.

The company is pioneering applications of field measurements for 14CO2 due to its importance in tracking carbon pools of all types, including pools of forest carbon and fossil fuel CO2. Atmospheric data for 14CO2 represents a data stream of commercial interest to diverse organizations and is one of the products that will be offered by the company. The company extends measurement-to-monetization of QuantumQarbon as an innovation to extend specifications for new forest carbon products.

71 Examples: (1) Chen, Jing M., Gang Mo, and Feng Deng. "A joint global carbon inversion system using both CO2 and 13CO2 atmospheric concentration data." Geoscientific Model Development 10, no. 3 (2017): 1131. (2) LaFranchi, B. W., K. J. McFarlane, J. B. Miller, S. J. Lehman, C. L. Phillips, A. E. Andrews, P. P. Tans et al. "Strong regional atmospheric 14C signature of respired CO2 observed from a tall tower over the midwestern United States." Journal of Geophysical Research: Biogeosciences 121, no. 8 (2016): 2275-2295. (3) Wu, Shugang. "Variation of atmospheric 14CO2 and its spatial distribution." Journal of environmental radioactivity 169 (2017): 116-121.

72 Example: Phillips, Claire L., Karis J. McFarlane, David Risk, and Ankur R. Desai. "Biological and physical influences on soil 14CO2 seasonal dynamics in a temperate hardwood forest." (2013).

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Each PαC project is initiated with a commercially available base station typically including instruments for 12CO2 and 13CO2 resulting in immediate project data. Data for 14CO2 will be collected and analyzed automatically on site by an analyzer provided by PEM. PEM is developing 14CO2 field analyzers employing all available methods and is involved in collaboration with researchers worldwide. In the event that a 14CO2 field analyzer is not available for a specific project period, traditional and well-developed analysis methods for 14CO2 will be employed by collecting air samples in flasks for analysis at a off-site laboratory for Accelerator Mass Spectrometry (“AMS”) analysis.73

PαC will utilize all existing methods to collect and analyze CO2 and other GHGs from the free atmosphere, the soil atmosphere and as dissolved in aquatic samples (e.g., lakes, rivers, oceans) as well as remote sensing methods using PαC drones and available satellite data. A summary of the methods employed can be found on the Planet Alpha website: http://www.planetalphaforest.earth/about/how-it-works/.

Box 7. QuantumQarbon Rare Forms of CO2

73Turnbull, Jocelyn C., Scott J. Lehman, John B. Miller, Rodger J. Sparks, John R. Southon, and Pieter P. Tans. "A new high precision 14CO2 time series for North American continental air." Journal of Geophysical Research: Atmospheres 112, no. D11 (2007).

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Box 8. The PαC registry and Biosphere Box Pooled Portfolio Showing Examples of PαC Forest Carbon Storage Products

PαC provides, for the first time, pooled forest project portfolios that are verified by direct measurement for forest carbon flux. The pooled portfolio approach provides diversified forest carbon across project types and locations with the goal of minimizing risk of loss due to failure of any single project. The resulting PαC forest carbon projects will be marketed and sold according to project area, project specifics and pooled portfolios. Features of the Biosphere Box portfolio product include:

●	Applicable Land Types for Biosphere Box Pooled Portfolios: Hundreds to millions of hectares of private, institutional, corporate, municipal, state, federal, country-owned national parks, conserved land, biodiversity conservations, Indigenous Peoples land conservations, forests as certified sustainable or not, forests under easement or not, degraded land, industrial degraded lands, failed real estate projects, degraded coastal zone environments, grasslands, transitional lands and semi-arid landscapes.

o	Investor benefit: The project pool is described in the Gaia Monitor including geographical, size and style diversification. See the Gaia Monitor summary below under “The Gaia Monitor Mobile Application for Investors and Consumer Pooled Project Portfolios.”
o	Consumer benefit: After an annual period of measurement verified forest carbon products are released for purchase by consumers by online and retail sales channels.

●	Fundamental Mass Units of Biosphere Box Pooled Portfolios: A metric ton of carbon dioxide equivalent (CO2-eq) is the underlying fundamental unit for all PαC commercial products just as it is for all existing carbon credits. A tCO2-eq is conserved across all transactions until it is verified as destroyed (i.e., removed from the forest by cutting, disease or fire/wind) or retired according to terms of the Project Management Agreement. A specific tCO2-eq quantity (registered and geo-tagged) once initially purchased by a consumer can be resold to other buyers in a consumer secondary market just as carbon credits are purchased and sold across participants in existing cap and trade frameworks.

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o	Investor benefit: The same fundamental metrics are used for PαC projects as for all traditional carbon trading products historically and currently available, thus, there is no material difference between PαC products and carbon credit offsets in terms of carbon quantification.
o	Consumer benefit: Consumers realize the value of verification and underlying metrics as applied to all projects for all stakeholders within the existing carbon credit transactional markets.

●	Data Quality and Security for the Biosphere Box Pooled Portfolios: PαC will employ state of the art encryption in use for financial and banking systems worldwide securing all data and transactions. The PαC SoS operations are controlled by one or more data command centers that include multiple third party verifiers for transactional performance and detection of intrusion or hacking by malicious actors.

o	Investor benefit: PαC project data is secured by the best available encryption methods employed for financial institutions reducing risk of intrusion and fraudulent transactions.
o	Consumer benefit: Same as for investors and all stakeholders.

●	Customer Products for PαC Products Range $5 to $10,000. Each investment in PαC will represent development of a pool of forest projects resulting in metric tons of CO2-eq sequestered as directly measured by PαC. This approach may reduce investor risk by limiting dependence on any single project in any specific location or project type. For example, projects may be located in Ghana, Kenya, the Democratic Republic of Congo, Mexico, the United States and other locations representing diverse ecological characteristics within differing climatic zones. PαC’s verified forest carbon products may be priced from $5 to $10,000 per product unit and sold online in an interactive online marketplace or in retail stores.

o	An online sale can be made via global mobile platforms (e.g., PayPal, M-Pesa, etc.) and recorded in our Gaia Monitor registry automatically. Each product sold will be tied to a specific project with links to the PαC Gaia Monitor registry project page, Google Earth, video, chat, monthly updates, and numerous widely available social media channels. Once products are purchased, the consumer will receive an electronic certificate of purchase with relevant online links to data including project name, latitude and longitude and time period represented by the project. Some examples of the products that may be available include the following, as illustrated in Box 8:

▪	A $5 product for general consumers may include carbon sequestration for a fractional share of a forest or forests (hectares or acres) managed for conservation, for a specific time (1 to 10 years, or decadal intervals) with specific data on types of trees and biodiversity.

▪	A $10 product for consumers and compliance buyers may include carbon sequestration for a fractional share of a reforestation, and or, agroforestry project or projects (hectares or acres) for a specific time (1 to 10 years, or decadal intervals).

▪	A $10,000 product for compliance buyers may include carbon allocation for a fractional share of a forest or forests that involve Indigenous Peoples and cultural systems that act as an avoidance offset to emissions that would result from development of such projects.

●	The PαC operational plan and associated verified carbon transactions offer a clear and viable path to not only reduce emissions but to protect and preserve landowner rights including, importantly, Indigenous Peoples who occupy lands that lock up large quantities of carbon. [74]

74 Examples: (1) Jackson, Sue, Lisa Palmer, Fergus McDonald, and Adam Bumpus. "Cultures of carbon and the logic of care: the possibilities for carbon enrichment and its cultural signature." Annals of the American Association of Geographers (2017): 1-16. (2) AMPB, COICA, AMAN, REPALEAC, Woods Hole, EDF (2015) Tropical forest carbon in indigenous territories: a global analysis. Available at: https://www.edf.org/sites/default/files/tropicalforest-carbon-inindigenous-territories-a-global-analysis.pdf. (3) Renwick, Anna R., Catherine J. Robinson, Stephen T. Garnett, Ian Leiper, Hugh P. Possingham, and Josie Carwardine. "Mapping Indigenous land management for threatened species conservation: An Australian case-study." PloS one 12, no. 3 (2017): e0173876. (4) Walker, Wayne, Alessandro Baccini, Stephan Schwartzman, Sandra Ríos, María A. Oliveira-Miranda, Cicero Augusto, Milton Romero Ruiz et al. "Forest carbon in Amazonia: the unrecognized contribution of indigenous territories and protected natural areas." Carbon Management 5, no. 5-6 (2014): 479-485.

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Box 9. PαC Gaia Monitor™ Real-Time Mobile Application for Investor and Customer Holdings

The Gaia Monitor Mobile Application for Investors and Consumer Pooled Project Portfolios

The Gaia Monitor real-time mobile application, shown for illustration purposes in Box 8, was designed for both investors and consumers to track their PαC pooled project holdings. PαC pooled project portfolios are described, for the first time, defining GHGs as asset classes ①, climate change classification according to the Köppen-Geiger climate classification 75 ②, sector classification for active and avoided carbon sequestration ③, Biosphere Box diversification with respect to project size and GHG type ④, analytics covering total carbon sequestration data for each project ⑤, a summary of the offset balance between the investor/consumer holdings and your GHG flux on a daily, weekly, monthly and annual basis ⑥, PαC unique and patented indexes for 14CO2 and 13CO2, each representing fossil fuel and biogenic carbon cycling, respectively, including aggregated records for fossil fuel emissions and reductions for project areas ⑦, live cams for each project site ⑧, and, selected links to external interactive climate related data sets for the project areas ⑨. The Gaia Monitor is the first portfolio style summary of forest carbon and GHG projects that allows investors and consumers to understand their GHG holdings similar to that used for typical portfolio analysis.

75 Köppen-Geiger climate classification, Rubel, F., K. Brugger, K. Haslinger, and I. Auer, 2017: The climate of the European Alps: Shift of very high resolution Köppen-Geiger climate zones 1800-2100. Meteorol. Z., 26, 115-125.

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The Gaia Monitor reporting process and summary fields are protected by U.S. Patents 8595020 and 9514493 entitled, “System of Systems for Monitoring Greenhouse Gas Fluxes” and U.S. Patent 9152994 entitled “Systems and Methods for Managing Global Warming" as described in “Intellectual Property and the License from PEM.”

PαC Operations Summary and Comparisons

●	PαC employs direct, high-frequency and real-time measurement of GHGs across the project time and spatial dimensions as deployed by the Direct Measurement Forest Carbon Protocol. Typically, traditional forest carbon protocols rely upon sparse measurement of trees and related estimation of above ground tree biomass every six years. Typically, below ground soil carbon and soil carbon emissions are not directly or dynamically measured to ensure determination of net forest carbon storage.[76] PαC addresses and solves these flaws in the existing forest carbon sequestration protocols reshaping this sector for effective and economic carbon transactions.

●	PαC does not require upfront fees to be paid by landowners. Typically, traditional forest carbon protocols require a variety of fees to be paid by landowners to third party companies for the creation, issuance and listing of carbon credits with a registry.[77] In contrast PαC pays landowners upfront and annually as agreed upon and lists all forest carbon storage products on the PαC Gaia Monitor registry at no cost to the landowner.

●	No easement or forest certification is required by PαC, in contrast to a requirement for certification and related fees for certification by traditional protocols.[78] Easements and forest certifications are otherwise welcome.

●	No period of invalidation is required for PαC project offsets (e.g., PαC forest carbon products) versus a typical mandatory period of 8 years for traditional carbon credit protocols that are at risk of invalidation by direct measurements.[79]

●	PαC establishes a minimum project period of ten years for forest carbon projects with exits possible after ten years employing the Intergovernmental Panel on Climate Change (“IPCC”) ton-year accounting method. In contrast, a 100-year mandatory project period with high penalty for early exits is typical for traditional forest carbon protocols.[80]

●	PαC establishes a baseline for forest carbon projects by direct measurement during the first and each project year. In contrast, existing protocols require an unverifiable counterfactual argument for what “might” happen in the absence of a project to estimate a project baseline, an approach known to be uncertain.[81] There is no substitute for direct real-time measurement. Moreover, direct measurements, by their time dependent nature, are not available retrospectively, thus time lost to direct measurement is not recoverable.

76 Examples: (1) Marland, Eric, Grant Domke, Jason Hoyle, Gregg Marland, Laurel Bates, Alex Helms, Benjamin Jones, Tamara Kowalczyk, Tatyana B. Ruseva, and Celina Szymanski. "Overview of the Compliance Offset Protocol for US Forest Projects." In Understanding and Analysis: The California Air Resources Board Forest Offset Protocol, pp. 13-20. Springer International Publishing, 2017. (2) California ARB, 2015. Compliance Offset Protocol U.S. Forest Offset Projects. California Environmental Protection Agency, Air Resources Board adopted June 25, 2015. Available at: http://www.arb.ca.gov/cc/capandtrade/protocols/usforest/forestprotocol2015.pdf.

77Examples: Fees paid by the landowner are required for existing forest carbon protocols covering project report preparation, issuance of credits and listing on a registry as described in: (1) Kerchner, C. D.; Keeton, W. S. California’s Regulatory Forest Carbon Market: Viability for Northeast Landowners. For. Policy Econ. 2015, 50, 70–81. (2) Ruseva, T., E. Marland, C. Szymanski, J. Hoyle, G. Marland, and T. Kowalczyk. "Additionality and permanence standards in California's Forest Offset Protocol: A review of project and program level implications." Journal of Environmental Management 198 (2017): 277-288. (3) Phan, Thu-Ha Dang, Roy Brouwer, and Marc David Davidson. "A global survey and review of the determinants of transaction costs of forestry carbon projects." Ecological Economics 133 (2017): 1-10.

78 California ARB, 2015. Compliance Offset Protocol U.S. Forest Offset Projects. California Environmental Protection Agency, Air Resources Board adopted June 25, 2015. Available at: http://www.arb.ca.gov/cc/capandtrade/protocols/usforest/forestprotocol2015.pdf.

79 Ibid.

80 Ibid.

81 Ibid.

46

●	PαC Biosphere Box project portfolios link and harmonize standardized data across project sites ensuring carbon quantification and financial equivalency for stakeholders. In contrast, specific approaches for a variety of traditional protocols that are based on estimates may not be readily compared.[82]

●	The PαC Biosphere Box operations while focused on QuantumQarbon includes all of the Kyoto gases, importantly, methane and nitrous oxide, species that are not directly measured in traditional protocols.

Technology on Which We Rely

The methods employed by PαC are based on established scientific studies conducted in forests across the planet over the last decade. Determination of net forest carbon flux requires that both above and below-ground carbon be measured directly with high frequency across the project area. Numerous publications reporting on diverse forest types over the last decade detail the small-scale non-commercial methods, such as eddy covariance, used to determine net forest carbon flux.83 PαC employs proven scientific methods while improving, simplifying and automating large scale networks of analyzers. In addition, the treatment of data from forest net carbon flux (e.g., eddy covariance) measurements is addressed in the scientific literature.84 Importantly, direct measurement of CO2 as a gas is made relative to a standard typically calibrated with gas standards and traceable to the World Meteorological Organization (“WMO”) scale or to the International System of Units (“SI”) through a national metrology institute. Such standards are universally recognized and reported for all measurements across instruments. For example, the recognized standard for CO2 measurements is currently the WMO X2007, a set of gas standards employed to track atmospheric CO2 concentration.85 Additional universal standards are available and maintained for the rare forms of carbon described earlier as QuantumQarbon including carbon 13 (13C)86 and carbon 14 (14C).87 The measurement data and numerical methods used to determine the net forest carbon flux will be available to stakeholders and verification entities ensuring compliance with PαC and related protocols.

PαC will also employ emerging and new technologies including data streams resulting from:

●	Satellite imagery including recent developments in small satellites offering increased temporal coverage of project areas and enhanced spectral range including, for example, methane hot spots.[88]

●	Multiple drone flyovers to detect and or verify forest conditions for compliance with the terms and conditions of the contract between the landowner and PαC.[89]

82 Kollmuss, A., J. Fuessler, F. Spors, P. Kennedy, and P. Guigon. Overview of Carbon Offset Programs. Similarities and Differences. Partnership for Market Readiness. PMR Technical Note 6. January 2015. http://www. thepmr. org/content/pmr-knowledge-products, 2015.

83 Examples of eddy covariance studies: (1) Baldocchi, Dennis D. "Assessing the eddy covariance technique for evaluating carbon dioxide exchange rates of ecosystems: past, present and future." Global change biology 9, no. 4 (2003): 479-492. (2) Aubinet, Marc, Timo Vesala, and Dario Papale, eds. Eddy covariance: a practical guide to measurement and data analysis. Springer Science & Business Media, 2012. (3) Burba, George. Eddy covariance method for scientific, industrial, agricultural and regulatory applications: A field book on measuring ecosystem gas exchange and areal emission rates. LI-Cor Biosciences, 2013.

84Examples of data analysis for eddy covariance data: (1) Aubinet, Marc, Timo Vesala, and Dario Papale, eds. Eddy covariance: a practical guide to measurement and data analysis. Springer Science & Business Media, 2012. (2) Baldocchi, Dennis, Housen Chu, and Markus Reichstein. "Inter-annual variability of net and gross ecosystem carbon fluxes: A review." Agricultural and Forest Meteorology (2017).

85 Examples of CO2 measurement standards: (1) https://www.esrl.noaa.gov/gmd/ccl/co2_scale.html. (2) https://static.rasset.ie/documents/science-and-technology/ghg-bulletin-11-en-1.pdf. (3) http://reliefweb.int/sites/reliefweb.int/files/resources/1189_Statement2016_EN.pdf.

86 https://www.atmos-meas-tech-discuss.net/amt-2017-34/amt-2017-34.pdf.

87 https://compass.astm.org/download/D6866.20200.pdf

88 http://www.ghgsat.com/.

89 Examples of drone technology used in forest applications: (1) Goodbody, Tristan RH, Nicholas C. Coops, Peter L. Marshall, Piotr Tompalski, and Patrick Crawford. "Unmanned aerial systems for precision forest inventory purposes: A review and case study." The Forestry Chronicle93, no. 1 (2017): 71-81. (2) Banu, Tiberiu Paul, Gheorghe Florian Borlea, and Constantin Banu. "The Use of Drones in Forestry."

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PαC Underlying Technology Engineering and Development to Date

The patented technologies employed by PαC, specifically the measurement components represented by the GMP, the SoS, and the monetization protocol represented by Biosphere Boxes, were developed by PEM. A brief summary of the development follows.

●	PEM began development of field platforms for CO2 and its rare forms through a cooperative agreement with the Department of Energy and the National Energy Technology Laboratory for ~$2,000,000 in 2010.[90]

●	Field deployments funded by the Department of Energy and the National Energy Technology Laboratory were completed in natural sites, within a large city and within a cropland environment; four field deployments were completed in the United States over four years involving diverse applications of the techniques to be deployed by PαC in field deployments.

●	PEM has continued commercial development of the GMP including a field-ready analyzer for [14]CO2, a rare form of CO2, and the only measurement that tracks fossil fuel emissions directly. Advancements made by PEM will be deployed by PαC according to the license and master supply agreement with PEM Inc.

o	PEM is prepared to provide either its own portable [14]CO2 analyzer or will make such measurements according to traditional methods for all projects as described previously.

●	The SoS architecture and related configurations will be designed and engineered according to the individual sites of forest carbon projects. In addition, exploratory engineering design parameters of eddy covariance networks for carbon capture and storage have been addressed in the literature, supporting our systems architecture developments for forestry projects.[91]

PαC Technology Applications Pipeline

The PαC applications developed for forest monitoring may also be applicable to other GHG business sectors including:

●	Carbon Capture, Utilization and Storage (“CCUS”) verification of CO2 storage performance and permanence.

●	Agricultural carbon sequestration.

●	Research projects requiring high precision portable [14]CO2 analyses across diverse industries.

●	Measurement of emissions and claims of reductions from small to large to megacities.

PEM’s intellectual property

PEM relies on a combination of patent, trademark, copyright, trade secret, and contractual protections to establish and protect its intellectual proprietary rights.

90 Example: (1) https://energy.gov/fe/articles/doe-selects-projects-monitor-and-evaluate-geologic-co2-storage. (2) http://www.trattamentiefiniture.it/il-monitoraggio-del-clima-grazie-a-uno-scanner-italiano/. (3) Lewicki, Jennifer L., George E. Hilley, Laura Dobeck, and Bruno DV Marino. "Eddy covariance imaging of diffuse volcanic CO2 emissions at Mammoth Mountain, CA, USA." Bulletin of volcanology 74, no. 1 (2012): 135-141. (4) Marino, Bruno. Near Surface Leakage Monitoring for the Verification and Accounting of Geologic Carbon Sequestration Using a Field Ready 14C Isotopic Analyzer. Planetary Emissions Management, 2014. (5) Lewicki, J. L., G. E. Hilley, L. Dobeck, T. L. McLing, B. M. Kennedy, M. Bill, and B. D. V. Marino. "Geologic CO2 input into groundwater and the atmosphere, Soda Springs, ID, USA." Chemical Geology 339 (2013): 61-70.

91 Examples of eddy covariance system design: (1) Lewicki, Jennifer L., and George E. Hilley. "Eddy covariance network design for mapping and quantification of surface CO2 leakage fluxes." International Journal of Greenhouse Gas Control 7 (2012): 137-144. (2) Seto, C. J., and G. J. McRae. "Reducing risk in basin scale CO2 sequestration: a framework for integrated monitoring design." Environmental science & technology 45, no. 3 (2011): 845-859. (3) Isaac, Peter, James Cleverly, Ian McHugh, Eva van Gorsel, Cacilia Ewenz, and Jason Beringer. "CO2 Flux Data: Network integration from collection to curation." Biogeosciences 14, no. 12 (2017): 2903.

48

The company will rely on the intellectual property licensed, royalty free, from PEM. The license includes two foundational patents that have been granted or are pending in North America (Mexico, United States, Canada) in addition to those countries represented by the European Union (Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, pending exit), China, India, Japan, South Korea, Hong Kong and Australia, included in the table below.

Status	Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Expiration Date
Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Australia	2015203649	02-Feb-2010
Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Australia	2010207964	02-Feb-2010			2010207964	16-Jul-2015	02-Feb-2030
Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Canada	2751209	02-Feb-2010
Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	China	201080015551.5	02-Feb-2010	CN102405404	04-Apr-2012	zl201080015551.5	07-Dec-2016	02-Feb-2030
Published	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Europe	10736564.5	02-Feb-2010	2391881	07-Dec-2011

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Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	India	3237/KOLNP/2011	02-Feb-2010
Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Japan	2011-548391	02-Feb-2010	2012-516999	26-Jul-2012	5587344	01-Aug-2014	02-Feb-2030
Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Korea	10-2011-7020436	02-Feb-2010			10-1648731	10-Aug-2016	02-Feb-2030
Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	United States	12/698460	02-Feb-2010	10-0198736	05-Aug-2010	8595020	26-Nov-2013	12-Mar-2031
Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Mexico	MX/a/2011/008148	02-Feb-2010			319180	09-Apr-2014	02-Feb-2030
Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	United States	14/040206	27-Sep-2013	14-0172323	19-Jun-2014	9514493	06-Dec-2016	18-Aug-2031
Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Japan	2014-149944	02-Feb-2010	2014-211451	13-Nov-2014	5908541	01-Apr-2016	02-Feb-2030

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Published	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Hong Kong	12105420.5	02-Feb-2010	1165004	28-Sep-2012
Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Korea	10-2016-7011869	02-Feb-2010
Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	China	201610994131.5	02-Feb-2010
Granted	SYSTEMS AND METHODS FOR MANAGING GLOBAL WARMING	United States	13/089903	19-Apr-2011	12-0084193	05-Apr-2012	9152994	06-Oct-2015	01-Oct-2032
Pending	SYSTEMS AND METHODS FOR MANAGING GLOBAL WARMING	Canada	2813442	30-Sep-2011
Granted	SYSTEMS AND METHODS FOR MANAGING GLOBAL WARMING	Mexico	MX/a/2013/003689	30-Sep-2011			326190	10-Dec-2014	30-Sep-2031

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The PEM patent portfolio represents two foundational areas for the technologies licensed to PαC:

1) US Patent 8595020 entitled, “System of Systems for Monitoring Greenhouse Gas Fluxes” issued on November 26, 2013, discloses a multi-component automated sensor system for direct measurement and management of regional greenhouse gas fluxes and pricing of same, employing universal references focused on forest and terrestrial landscapes. US Patent 9514493, entitled, “System of Systems for Monitoring Greenhouse Gas Fluxes” issued on December 6, 2016 covers additional claims for flux measurements over aquatic (oceanic, freshwater), agricultural and related forest landscapes.

2) US Patent 9152994, “Systems and Methods for Managing Global Warming” issued on October 6, 2015, discloses the components and processes to construct and implement global, regional and sub-regional live trading systems employing a universal carbon index for fossil fuel emissions based on direct measurements of 14CO2. The patent further discloses a method to create a diversified portfolio of projects or Biosphere Boxes covering one or more greenhouse gas reservoirs, or in the case of forests, the carbon sequestered over the geographic project area over a given period of time. 14CO2 is a radiogenic isotope of CO2 that directly tracks fossil fuel based CO2 emissions (e.g., CO2 from gasoline, natural gas and coal). The 14CO2 based universal index provides a unique and novel market mechanism to value, track and trade fossil fuel carbon across all reduction genres and measurement platforms. The patents described are both granted and pending in a variety of countries including: US, Canada, Mexico, Europe, Australian, China, India, South Korea and Japan.

The above patents disclose the features to be employed by PαC for the operations described in this Offering Circular, specifically the SoS, GMP, Biosphere Box, and related technology and data requirements to verifiably measure and account for stored or sequestered carbon. The patent portfolio of PEM is expected to expand with new applications and country representation that will also be available to PαC on a royalty free license basis.

The current patent portfolio with granted patents in Australia, China, Japan, South Korea, Mexico and the United States provide large forest tracts and consumer markets for PαC contracts in IP protected countries. Moreover, each of the aforementioned countries of patent issuance has various forms of cap and trade legislation in place or pending. The United States and Mexico have allowed both of the foundational patents.

The PαC license agreement with PEM

The company and PEM have entered into a License and Collaboration Agreement (the “Agreement”) included as an exhibit to the Offering Statement of which this Offering Circular is part. Key terms of the Agreement include:

●	Worldwide, exclusive, royalty free license for the PEM patent portfolio and trademarks.
●	Initial payment technology transfer fee of $1,000,000 from PαC to PEM.
●	Milestone based payment tied to PαC cash availability and acres under management, including:
o	Payments of $50,000, $100,000, $150,000, or $200,000 based on gross investments of $12.5 million, $25 million, $37 million, and $50 million in this offering, respectively; and,
o	Payments of $500,000, $1,000,0000, or $5,000,000 based on PαC reaching 1 million, 3 million, and 10 million acres under management, respectively.
●	Mutual indemnification from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses from claims by third parties occurring as a result of the license agreement.
●	The profits and losses of both PαC and PEM will be shared between the two entities in the amounts of 65% to PαC and 35% to PEM.
●	A Joint PEM-PαC Forest Carbon Committee will be formed upon funding to oversee, review and coordinate the activities of PEM and PαC The Committee will confer on the intake of project clients, development and implementation of projects, and other activities relating to creation of forest carbon products including changes in the regulatory environment for GHG emission reductions in each country of operation and impacts on revenue.
●	An exclusive Master Supply and Purchasing Agreement setting the terms for PαC’s acquisition of monitoring products from PEM.

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Competition

We believe that traditional and entrenched forest carbon offset protocols constitute the main competition to the PαC approach. However, while traditional protocols remain in use they continue to underpin carbon offset programs of all types limiting their efficacy to reduce deforestation and atmospheric GHG concentration and result in resilient financial carbon markets. A variety of third-party standards, based on indirect methods including estimation, were involved in ~98% of project offset transactions including forest projects. The indirect methodologies represented include the Verified Carbon Standard (VCS), the Climate, Community and Biodiversity (CCB) standard, Social Carbon, the Climate Action Reserve (CAR), the Gold Standard, the American Carbon Registry, and Plan Vivo.92

None of these third party verifiers requires direct, high frequency, high precision measurements for CO2 of all forest carbon pools, specifically the soil CO2 carbon pool,93 to determine net annual CO2 forest carbon storage or similar measurement for CH4 and N20. All of the third party verifiers require significant upfront payment to establish carbon offset programs representing an additional drawback to their use. Typical third-party standards also involve third-party verifiers94 but such organizations typically attest to the completion and execution of established protocols and do not evaluate the fundamental principles involved or the scientific efficacy of the protocols. Lack of direct measurement for net carbon flux imposes limitations on existing forest carbon sequestration protocols that originated with the Kyoto Protocol. The PαC approach addresses the primary issues of cost to the landowner, application of direct measurement to determine net forest carbon flux and monetization of data to verified financial carbon products.

PαC’s approach mitigates the primary limitations for landowner participation forest carbon programs and while there are no immediate competitors in our exact space we can expect competition in the future. Currently, a number of companies offer various forms of carbon footprint "offsets" that are based on third party "carbon credits" that are based on estimation protocols, as described above, or based on non-verifiable carbon emission reductions.

The existing competition in the consumer space is tied to the traditional protocols that PαC intends to recalibrate and reinvent. Current carbon offset protocols include the Clean Development Mechanism (CDM), Joint Implementation (JI), the Gold Standard (GS), the Climate Action Reserve (CAR), the Québec Offset Program, Japan’s Joint Crediting Mechanism (JCM), the China CER (CCER), and the Verified Carbon Standard (VCS), California’s Compliance Offset Program (CA COP), Australia’s Carbon Farming Initiative (AU CFI), and Switzerland’s Offset Program (CH OP).95 Sellers of carbon offset products and prices as of August 25, 2017 for 1 metric ton CO2, include JP Morgan Climate Care ($12.69), Native Energy ($13.24), Carbon Neutral Company ($10.82). Sustainable Travel International ($29.43), Atmosfair ($29.32), Driving Green ($8.00), CO2 Balance ($14.42), and Climate Friendly ($14.78).96

The competition can be described broadly as any forest carbon protocol based on above ground carbon determination using inputs that are primarily estimated or where measurement of standing biomass is concerned, such measurement is infrequent, static and does not capture the whole ecosystem carbon dynamics. At the moment, we are not aware of any direct commercial competitors in the advanced direct high frequency measurement of carbon, GHGs and isotopic species with implementation in a SoS sensor network

A key feature that differentiates PαC from traditional protocols and companies that employ them is that we merge direct measurement with monetization in an end-to-end process that is difficult to achieve effectively with standalone components (e.g., single, small area, short-term net GHG measurement). In addition, the patents issued to PEM provide details and protocols for PαC products and protect the measurement-to-monetization process. We believe having these two types of systems working together provide a holistic approach to capturing carbon as a material substance and transformation to products for investors and consumers.

92 http://www.ecostarhub.com/wp-content/uploads/2017/06/State-of-European-Markets-2017-Voluntary-Carbon.pdf

93 Example: http://www.nnrg.org/wp-content/uploads/2015/02/Monitoring-Forest-Carbon.pdf

94 Example of third-party verification bodies allowed by the California Resources Board: https://www.arb.ca.gov/cc/reporting/ghg-ver/arb_vb.htm.

95 https://www.thepmr.org/system/files/documents/PMR%20Technical%20Note%206_Offsets_0.pdf

96 http://www.offsetconsumer.org/providers/.

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Employees

PαC currently has two employees working primarily out of Cambridge, Massachusetts, Bruno D.V. Marino, and Jeffrey Warren. We will also rely on a number of contractors that may be available for full or part-time employment pending the success of this offering. The net proceeds of the offering will be used to immediately hire a full team to capture and initiate contracts.

Material/Machinery/Suppliers

The required materials, machinery, structural engineering designs and suppliers of equipment are expected to be available as anticipated to PαC to fulfill its 2017 goal of engaging landowners representing ~5 million hectares (e.g., ~50,000 km2; ~12,355,269 acres). PEM will be the exclusive supplier of these required inputs to PαC.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

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THE COMPANY’S PROPERTY

PαC does not own any real estate or significant assets. We currently lease office space located at 1035 Cambridge St., Suite 1, Cambridge, Massachusetts. Upon commencement of our principal operations, we intend to lease data storage capacity from an established provider, or establish our own data storage facility.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The company was formed on January 26, 2017 as an independent operations company to license and broadly apply the PEM technology. We have not yet incurred any expenses other than those involved in formation of the company and for the purposes of this offering. We have not yet received any revenue. A listing of pending forest carbon contracts are shown in Table 2 below. As of September 3, 2017, PαC is negotiating with forest landowners or landowner representatives in Ghana, the Democratic Republic of Congo, and Kenya for ~3,683,000 hectares (~36,830, ~9,100,891 acres) of forestland representing diverse ecological habitat and project types. We have engaged project directors in direct negotiation of project operations and terms pending successful execution of this offering. In addition, we have begun to determine a variety of forest carbon storage products that relate specifically to the project area and are developing an online marketplace for the project products. There is no guarantee that we will be able to secure contracts with landowners. Additionally, deployment of PαC's equipment, operation and maintenance will require engineering and technical services across the project area for a sustained period of time. PαC expects to finalize the pending projects and initiate project operations in the first quarter of 2018. We expect to generate revenue in the first quarter of 2019, from sale of products based on the first year of measurements.

Plan of Operations

We intend to pursue deployment of PEM technologies to enable near and long-term project revenue. We expect to use the net proceeds received from this offering in our efforts related to project initiation and operations, exploration of new market opportunities, as well as for working capital and other general corporate purposes. We will focus our efforts on completing project management agreements for the pending projects listed in Table 2. We have entered into non-binding Memorandums of Understanding (each an “MoU”) with landowners for each of the prospective projects. These MoUs have been executed by PEM or PαC and may incur revisions prior to execution of project management agreements, should project management agreements be finalized for the identified projects.

Table 2 prospective projects

Project Location	Land Area Hectares (Approximate)	Project Type	Project Period (Years)	Project Status
Ghana, Africa	~450,000	Improved forest management; Reforestation	10 to 50	Pending
Democratic Republic of Congo, Africa	~3,200,000	Improved Forest Management; Afforestation; Reforestation; Working Forests; Agroforestry; Tree Plantations; Biodiversity; Indigenous People’s land rights; Gorilla Habitat Conservations	10 to 30	Pending
Kenya, Arica	~33,000	Improved Forest Management; Afforestation; Reforestation; Working Forests; Agroforestry; Tree Plantations; Biodiversity; Indigenous People’s land rights	10 to 30	Pending

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Proceeds from the projects listed in Table 2 can be estimated by considering:

1)	A nominal 1 metric ton net CO2 sequestered per hectare per year.
2)	A sale price of $10 USD per metric ton CO2.
3)	A minimum project period of 10 years.

Accordingly: [(3,683,000 hectares) x (1 metric ton net CO2 per hectare per year) x ($10 USD per metric ton CO2 sequestered) x (10 year project interval)] = $368,300,000. The revenue projection assumes that all carbon products are sold each year over the 10-year period. The estimated revenue if projects are extended for a total of 20 years yields $736,600,000 and if extended for a total of 30 years yields $1,104,900,000.

Our anticipated costs include employee salaries and benefits, compensation paid to consultants, capital costs for equipment, costs associated with development activities including travel and administration, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with a development stage technology company.

We anticipate increasing the number of employees by up to approximately 20 employees by year 3; however, this is highly dependent on the nature of our development efforts. We anticipate adding employees in the areas of:

●	Field project managers.

●	System architects.

●	Technical instrumentation field personnel to install and maintain analyzers.

●	Data and financial analysts.

●	Sales and marketing personnel.

●	Compliance personnel.

●	Legal representatives.

We expect to incur consulting expenses related to technology deployment and other efforts as well as legal and related expenses to protect our data and property. We expect capital expenditures to be between $2.3 million and $4.6 million annually for the acquisition of instrumentation and sensors, but these are highly dependent on the nature of the operations and how many acres are captured in contracts.

The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of progress of our commercialization and development efforts, actual needs with respect to PEM product testing in the field, market conditions, and changes in or revisions to our marketing strategies, as well as any legal or regulatory changes which may ensue. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses; however, we do not have plans for any acquisitions at this time. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock.

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Deployment of new operations and technologies is, by its nature, unpredictable. Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that the net proceeds from this offering will be sufficient to enable us to develop our technology services to the extent needed to create future sales to sustain operations as contemplated herein. If the net proceeds from this offering are insufficient for this purpose, we will consider other options to continue our path to commercialization, including, but not limited to: additional financing through follow-on stock offerings, debt financing, co-development agreements, curtailment of operations, suspension of operations, sale of other property, or other alternatives.

If we are unable to raise the net proceeds that we believe are needed to develop our technology and enable future sales, we may be required to scale back on the number of projects underway or deployment plans by reducing expenditures for employees, consultants, business development and marketing efforts, and other envisioned expenditures. A method of scaling back would be to limit the number of projects that we initiate and prioritize those that are closer to major cities or transportation hubs and those with developed infrastructure and in-kind contributions from in-country personnel. Based on the three pending projects described in the table above, the project areas of Kenya and Ghana are likely to be more easily accessible than those in the Democratic Republic of Congo. The Ghana pending project area is easily accessed by paved road from the Ghana capital of Accra and may represent the higher priority should proceeds of the offering generate less than $2,000,000. The size of the project in land area and potential value of the GHG offsets will also be considered in prioritizing projects in a scale-down scenario. This could reduce our ability to commercialize our technology services or require us to seek further funding earlier, or on less favorable terms, than if we had raised the full amount of the proposed offering. Moreover, even if we raise the net proceeds contemplated by this offering, we will need to raise substantial additional capital in the future to attempt to attain commercialization of our product candidates across increasingly large project areas.

If management is unable to implement its proposed business plan or employ alternative financing strategies, or capture revenue from projects that are now underway, it does not presently have any alternative proposals. In that event, investors should anticipate that their investment may be lost and there may be no ability to profit from this investment.

We cannot assure you that our development products will be approved or accepted, that we will ever earn revenues sufficient to support our operations or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease our operations.

Trend Information

We have experienced rapidly increasing interest in the PαC approach from a variety of landowner and project types across a number of countries. We continue to reach out to landowners across the world. We have also experienced increasing interest for our carbon counting technology since 2010 and the undertaking of the Department of Energy and National Energy Technology Laboratory cooperative award over the four year period of the award and thereafter. There is high interest in development of a field portable 14CO2 analyzer that is part of our development plan with funds from this offering. It is clear that declining carbon prices and markets signal the need for a new set of technologies and market products to recast carbon markets. While the Kyoto Protocol created in 1997 was the foundational policy framework to initiate global participation in managing global warming its influence is diminishing. The accord of the Conference of the Parties (COP21) convened in 2015 and sponsored by the United Nations Framework Convention on Climate Change (“UNFCCC”), known as the Paris Agreement, has attracted signatories of over 200 countries. Approximately 160 countries have ratified the Paris Agreement to-date97 setting in motion the impetus to quantify emission reductions for each country.98

97 http://unfccc.int/paris_agreement/items/9485.php.

98 http://unfccc.int/focus/indc_portal/items/8766.php.

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We believe that PαC is poised to capture a segment of the emissions verification markets set in motion by the Paris Accord. The trending sentiment supporting action by every country to participate in the management of global warming and climate change creates favorable business conditions for PαC. Global political sentiment to engage at the country level to manage greenhouse gas emissions is also trending to the acceptance of verification technologies for claimed emission reductions. A trend to test and prove the validity of all claimed emission reductions is also evident as a result of the discovery of the falsification of emission levels practiced by a leading car manufacturer and other vehicle manufacturers. Similar concerns are now evident for greenhouse emission claims and are favorable to PαC operations. Forest carbon protocols that are typically employed for policy implementation such as the Reducing Emissions from Deforestation and Forest Degradation in Developing Countries program administered by the United Nations, known as REDD and REDD+,99 may also benefit from actual project based forest carbon sequestration measurement provided by PαC. One aspect of the REDD implementation that is cumbersome is the lack of standardization across project areas that are involved with the REDD program. In addition, quantification of actual carbon sequestered is required to assess performance of the REDD program to prevent deforestation and land degradation.100 As REDD funds are increasingly disbursed to projects in the coming years there is an increased need for verification of claims of emission reduction for specific projects. Many REDD projects have faced renewed scrutiny and criticism regarding the lack of performance criteria for projects as well as project development and implementation. Realization that there is no substitute for actual measurement to verify claims related to carbon and GHG emission reduction we believe will further support PαC's Direct Measurement Forest Carbon Protocol approach.

Liquidity and Capital Resources

As a recently formed entity, we currently have a nominal amount of cash on hand. Currently, our only obligation is to our affiliate, PEM, under the terms of the Agreement included as an exhibit to the Offering Statement of which this Offering Circular is a part. The Agreement does not require the payment of any royalties to PEM for the use of the licensed technology and trademarks. If we are unable to raise sufficient funds in this offering to undertake our business plan as described, we would seek out other sources of investment capital through offerings to accredited investors, or through loans from our affiliate or other private lenders.

The net proceeds from this offering are anticipated to be approximately $49,000,000 (assuming the maximum offering amount is sold) after deducting estimated offering expenses of approximately $1,000,000, which is expected to be sufficient to fund our activities for at least the next 40 months following the offering for the projects listed in Table 2, at a minimum. As PαC receives revenue from product sales additional projects may also be undertaken.

99 http://redd.unfccc.int/

100 Examples: (1) Loft, Lasse, Thuy Thu Pham, Grace Yee Wong, Maria Brockhaus, Dung Ngoc Le, Januarti Sinarra Tjajadi, and Cecilia Luttrell. "Risks to REDD+: potential pitfalls for policy design and implementation." Environmental Conservation44, no. 1 (2017): 44-55. (2) Bos, Astrid Brigitte, Amy Duchelle, Arild Angelsen, Valerio Avitabile, Veronique De Sy, Martin Herold, Shijo Joseph et al. "Comparing methods for assessing the effectiveness of subnational REDD+ initiatives." Environmental Research Letters (2017). (3) Atela, Joanes Odiwuor, Claire Hellen Quinn, Albert A. Arhin, Lalisa Duguma, and Kennedy Liti Mbeva. "Exploring the agency of Africa in climate change negotiations: the case of REDD+." International Environmental Agreements: Politics, Law and Economics 17, no. 4 (2017): 463-482. (4) Cadman, Timothy, Tek Maraseni, Hwan Ok Ma, and Federico Lopez-Casero. "Five years of REDD+ governance: The use of market mechanisms as a response to anthropogenic climate change." Forest Policy and Economics 79 (2017): 8-16.

59

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and sole director are listed below. The executive officers are full or part time employees.

Name	Current Position	Age	Date Appointed to Current Position
Executive Officers:
Bruno D.V. Marino	President, Chairman and CEO	63	Appointed to indefinite term of office February 01, 2017 (full time)
Jeffrey K. Warren	CFO & COO	45	Appointed to indefinite term of office February 01, 2017 (10-20 hours per week)
Sole Director:
Bruno D.V. Marino	President, Chairman and CEO	63	Appointed to indefinite term of office February 01, 2017

Bruno D.V. Marino, PhD, President, Chairman and Chief Executive Officer

Bruno D.V. Marino is an American scientific entrepreneur involved in solving diverse social problems through a scientific lens and public purpose. Bruno has over 20 years’ experience in early stage companies serving in diverse roles including as CEO, COO, CTO and Director of Research. Specifically, he founded Planetary Emissions Management Inc. in 2007 and has continued to serve as CEO of that company to the present. His primary interest has been the impact of climate change on culture and an understanding of climate change effects on the biosphere. He has published extensively in these areas as well as environmental monitoring, employing stable and radiogenic isotopes, ecosystem science and experimental manipulation of large enclosed human-rated engineered ecosystems. He served as Director of Science and Research at Biosphere 2, Tucson, Arizona, where he engaged and challenged world class scientists to elucidate the scientific importance of the closed facility and its relevance to climate change. He was co-editor of a special issue of Ecological Engineering describing past and current research in the Biosphere 2 research facility. He also served as a Research Associate of Lamont Doherty Earth Observatory, Columbia University and of the Division of Applied Sciences, Harvard University. He holds a number of patents issued and pending in diverse countries including recent issues in the United States entitled “System of Systems for Monitoring Greenhouse Gas Fluxes” (2013) and “Systems and Methods for Managing Global Warming” (2015). He has experience in finance and securities having held brokerage licenses (Series 7-General Securities Representative, Series 63-Uniform Combined Registered Investment Advisor, State Laws, and, Series 31- Futures Managed Funds License) and has directed extensive field work in the United States and Belize. He founded PEM in 2007 to create and commercialize technologies to manage GHG emissions at large-scale with economic and social returns. Bruno was Principal Investigator for a PEM four-year cooperative agreement award in 2010 totaling ~$2 million with the Department of Energy and National Energy Technology Laboratory. During the agreement period PEM successfully deployed advanced isotopic laser analyzers in remote and populated locations to directly measure fossil fuel and related sources of CO2. He is a graduate of Phillips Andover Academy, Johns Hopkins University (BA) and Harvard University where he was awarded a NASA Goddard Institute for Space Studies Fellowship to complete his PhD in the Department of Earth and Planetary Sciences. He holds an MA in Biological Anthropology also from Harvard. Bruno is a co-founder and Trustee of the PeaceKeeper Foundation whose mission is to promote peaceful negotiations around climate change for future generations.

Jeffrey K. Warren, Chief Financial Officer and Chief Operating Officer

Jeffrey K. Warren brings over thirty years of diverse financial and operations experience working with start-up ventures and major manufacturing companies.  His experience with start-ups began in the late 1980s with MultiMate International, one of the first word processing and spreadsheet software manufacturers.  Throughout his career, Jeff has taken on roles of increasing responsibilities within the high-tech sector, first with 3COM within the New Business initiatives group which developed, marketed and sold DSL and Cable modem technology and then with Ericsson, a startup in the Datacom business, developing the market and products for the emerging 3G Datacom business.  Jeff has significant experience within Finance and Manufacturing operations, working in a variety of financial roles, at Hamilton Standard (division of United Technologies), Siemens, Rolls-Royce and most recently Olympus Surgical Technologies heading up Operations finance. During his tenure at Siemens, Jeff served as Controller for the Northeast region from 2001-2004 and as Director of Sales Finance from 2004-2008 where he was a key driver in closing numerous deals.  With Rolls-Royce, Jeff started as Vice President of Finance within the Naval Marine division from 2011-2014, where he had global finance responsibility for all OE business. In 2014 he was promoted to SVP Finance heading up global finance for the Naval Division. Currently he heads up Operations finance within the Americas for Olympus Surgical Technologies. Jeff has an MBA from University of Connecticut and is a board member and treasurer of a local charity, HMEA, which serves autistic children and adults.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Since the incorporation of PαC in January 2017, executive officers have not been compensated.

Concurrent with this offering the company will enter into an employment agreement with Mr. Marino. The term of the employment agreement will be for five years, unless extended by both parties. Mr. Marino is entitled to salary compensation at the rate of $200,000 per annum, which salary will be reviewed upon consummation of an online public offering with gross proceeds exceeding $5,000,000. In the event that Mr. Marino is terminated for any reason other than for cause or Mr. Marino resigns with good reason, the company will pay to Mr. Marino the total base salary for the term of the initial term of his employment agreement less all base salary previously paid to Mr. Marino by the company. Such severance will be paid on a schedule to be determined in the final employment agreement. In addition, all stock options or other equity incentives held by Mr. Marino that remain subject to vesting, whether upon performance or upon the passage of time or otherwise, will become fully vested at the moment immediately preceding the termination. The company will also make a payment to reimburse Mr. Marino in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment. In the event of a change of control, the company will pay to Mr. Marino the greater of (i) Mr. Marino's total base salary for the initial term of his employment agreement less all base salary previously paid to Mr. Marino by the company or (ii) 12 months of base salary. Such payment will be made in a lump sum upon the occurrence of the change of control. In addition, all stock options or other equity incentives held by Mr. Marino that remain subject to vesting, whether upon performance or upon the passage of time or otherwise, will become fully vested at the moment immediately preceding the occurrence of the change of control. The company will also pay Mr. Marino an amount equal to all federal, state, local or foreign taxes incurred as a result of such change of control payments. The employment agreement includes non-competition and non-solicitation provisions. The ultimate salary paid to Mr. Marino will depend on the amount raised in this offering with substantially reduced salary linked to lower proceeds from the offering.

Likewise, concurrent with this offering the company will enter into a full- time employment agreement with Mr. Warren. The term of the employment agreement will be for five years, unless extended by both parties. Mr. Warren is entitled to salary compensation at the rate of $200,000 per annum, which salary will be reviewed upon consummation of an online public offering with gross proceeds exceeding $5,000,000. In the event that Mr. Warren is terminated for any reason other than for cause or Mr. Marino resigns with good reason, the company will pay to Mr. Warren the total base salary for the term of the initial term of his employment agreement less all base salary previously paid to Mr. Warren by the company. Such severance will be paid on a schedule to be determined in the final employment agreement. In addition, all stock options or other equity incentives held by Mr. Warren that remain subject to vesting, whether upon performance or upon the passage of time or otherwise, will become fully vested at the moment immediately preceding the termination. The company will also make a payment to reimburse Mr. Warren in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment. In the event of a change of control, the company will pay to Mr. Warren the greater of (i) Mr. Warren's total base salary for the initial term of his employment agreement less all base salary previously paid to Mr. Warren by the company or (ii) 12 months of base salary. Such payment will be made in a lump sum upon the occurrence of the change of control. In addition, all stock options or other equity incentives held by Mr. Warren that remain subject to vesting, whether upon performance or upon the passage of time or otherwise, will become fully vested at the moment immediately preceding the occurrence of the change of control. The company will also pay Mr. Warren an amount equal to all federal, state, local or foreign taxes incurred as a result of such change of control payments. The employment agreement includes non-competition and non-solicitation provisions. The ultimate salary paid to Mr. Warren will depend on the amount raised in this offering with substantially reduced salary linked to lower proceeds from the offering.

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Employee and Service Provider Equity Incentive Plans

Prior to qualification of the Offering Statement by the Securities and Exchange Commission, our board of directors intends to adopt, and we expect the stockholders will approve, the adoption of a 2017 Equity Incentive Plan (the “2017 Plan”).  The 2017 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, or restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. The 2017 Plan will be administered by our board of directors.

Interest of Management and Others in Certain Transactions

The company has entered into the Agreement with PEM, which is 90% owned by Mr. Marino. For a description of key terms the Agreement, see “The Company’s Business – Intellectual Property and the License from PEM - The PαC license agreement with PEM.”

62

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The table below shows, as of September 3, 2017, the security ownership of the company’s executive officers and sole director:

BENEFICIAL OWNERSHIP OF EACH CLASS OF VOTING SECURITIES (OFFICERS, DIRECTORS AND STOCKHOLDERS)
Beneficial Owner	Title of Class	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable (Stock Options)	Percent of Class*

Bruno D.V. Marino	Class A Common Stock	1035 Cambridge Street Suite 1 Cambridge, MA 02141	50,000,000	—	66.67%
Bruno D.V. Marino	Class B Common Stock	1035 Cambridge Street Suite 1 Cambridge, MA 02141	400,000,000	—	100%
Jeffery K. Warren	Class A Common Stock	1035 Cambridge Street Suite 1 Cambridge, MA 02141	25,000,000	5,000,000	37.5%

* The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

63

SECURITIES BEING OFFERED

General

The company is offering Series A Preferred Stock to investors in this offering.

The following description summarizes important terms of the company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and Certificate of Designations for the Series A Preferred Stock, along with the company’s Bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

As of August 3, 2017, the company has authorized the issuance of up to 900,000,000 shares of stock, consisting of 400,000,000 shares of Class A Common Stock, 400,000,000 of Class B Common Stock, and 100,000,000 shares of Preferred Stock. Subject to its Certificate of Designations, the company has designated 5,000,000 shares of its Preferred Stock to be Series A Preferred Stock.

Series A Preferred Stock

The company has the authority to issue 5,000,000 shares of Preferred Stock designated as Series A Preferred Stock.

Dividend Rights

Holders of the Series A Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds prior to the issuance of dividends to the holders of the Common Stock of the company. The Board of Directors may declare a per-share dividend of up to 5% of the per share value of the securities. Dividends may be declared on an annual basis and are non-cumulative. The company has never declared or paid cash dividends on any of its capital stock thus there is no guarantee of paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Series A Preferred Stock has no voting rights.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary the holders of record of the shares of the Series A Preferred Stock will be entitled to receive, immediately after any distributions required by the company’s Certificate of Incorporation and any designation, powers, preferences and rights in respect of any securities of the company having priority over the Series A Preferred Stock, with respect to the distribution of the assets of the company upon Liquidation, and before and in preference to any distribution or payment of assets of the company or the proceeds thereof may be made or set apart with respect to any securities of the company over which the Series A Preferred Stock has priority with respect to the distribution of the assets of the company upon liquidation, dissolution, distribution of assets, or winding up of the company (“Liquidation”), an amount in cash with respect to each share of Series A Preferred Stock held by such holders, equal to the Original Issue Price per share (subject to adjustment in the event of stock splits, combinations or similar events) plus all accrued and unpaid dividends on such share as of the date of Liquidation, if any.  If, upon such Liquidation, the assets of the company available for distribution to the holders of Series A Preferred Stock and any securities of the company having equal priority with the Series A Preferred Stock (the “Parity Securities”) with respect to the distribution of the assets of the company upon Liquidation shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and Parity Securities, then the entire assets and funds of the company legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Preferred Stock and of such Parity Securities, if any.

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Rights and Preferences

Holders of the company’s Series A Preferred Stock have no preemptive, conversion, subscription or other rights other than as identified by the company and there are no redemption or sinking fund provisions applicable to the company's shares. The rights, preferences, and privileges of the holders of the company's shares are subject to, and may be adversely affected by, the rights of the holders of shares of the company as may be designated in the future.

Class A Common Stock

Dividend Rights

Holders of Class A Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the company’s Series A Preferred Stock. The company has never declared or paid cash dividends on any of its capital stock thus there is no guarantee of paying any cash dividends after this offering or in the foreseeable future.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Class A Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of the outstanding Series A Preferred Stock.

Rights and Preferences

Holders of the company's Class A Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Voting Rights

Each holder of Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

Class B Common Stock

Dividend Rights

Holders of Class B Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the company’s Series A Preferred Stock. The company has never declared or paid cash dividends on any of its capital stock thus there is no guarantee of paying any cash dividends after this offering or in the foreseeable future.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of the outstanding Series A Preferred Stock.

Rights and Preferences

Holders of the company's Class B Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Voting Rights

Each holder of Class B Common Stock is entitled to 10 votes for each share on all matters submitted to a vote of the stockholders.

65

FINANCIAL STATEMENTS AS OF JANUARY 26, 2017 (INCEPTION)

The balance sheet of PαC as of January 26, 2017, and the related statements of operations, changes in stockholders’ deficit, and cash flows as of January 26, 2017 (inception), and the related notes to the financial statements have been included in this Offering Circular with the Independent Auditor's Report of Artesian CPA, LLC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

66

Planet Alpha Corp.

Wyoming Corporation

Financial Statements and Independent Auditor’s Report

January 26, 2017 (inception)

F-1

PLANET ALPHA CORP.

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	F-3 - F-4

BALANCE SHEET	F-5

NOTES TO THE FINANCIAL STATEMENTS	F-6 - F-10

F-2

To the Board of Directors

Planet Alpha Corp.

Cambridge, Massachusetts

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying balance sheet of Planet Alpha Corp. (the “Company”) as of January 26, 2017, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Planet Alpha Corp. as of January 26, 2017, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statement, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado
August 30, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-4

PLANET ALPHA CORP.
BALANCE SHEET
As of January 26, 2017 (inception)

ASSETS
Current Assets:
Cash and cash equivalents	$-
Total Current Assets	-

TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities	$-

Stockholders' Equity:
Preferred Stock, no par, unlimited shares authorized, zero issued and outstanding as of Januuary 26, 2017	-
Class A Common Stock, no par, unlimited shares authorized, zero issued and outstanding as of January 26, 2017	-
Class B Common Stock, no par, unlmited shares authorized, zero issued and outstanding as of Januuary 26, 2017	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

PLANET ALPHA CORP.
NOTES TO THE FINANCIAL STATEMENTS
As of January 26, 2017 (inception)

NOTE 1: NATURE OF OPERATIONS

Planet Alpha Corp. (the “Company”) is a corporation organized January 26, 2017, under the laws of Wyoming. The Company was formed to apply innovative applications using direct measurement of forest carbon for the purposes of creating new forest carbon products for sale to consumers across the retail and commercial sectors.

As of January 26, 2017, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

See accompanying Independent Auditor’s Report

F-6

PLANET ALPHA CORP.
NOTES TO THE FINANCIAL STATEMENTS
As of January 26, 2017 (inception)

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Stock Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a stock subscription receivable as an asset on a balance sheet. When stock subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the stock subscription receivable is reclassified as a contra account to stockholders’ equity (deficit) on the balance sheet.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense. The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

See accompanying Independent Auditor’s Report

F-7

PLANET ALPHA CORP.
NOTES TO THE FINANCIAL STATEMENTS
As of January 26, 2017 (inception)

NOTE 3: GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues as of January 26, 2017. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: STOCKHOLDERS’ EQUITY

As of Jan 26, 2017, the Company authorized an unlimited number of Common and Preferred shares with no-par value. No shares were issued or are outstanding.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 6: SUBSEQUENT EVENTS

Management has evaluated all subsequent events through August 30, 2017 the date the financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statements. The following events have occurred since inception and are as follows:

1) The certificate of incorporation was amended and restated to authorize a total of 900,000,000 shares, consisting of: 400,000,000 shares of Class A Common Stock, no par value ($0.0) per share, 400,000,000 shares of Class B Common Stock, no par value ($0.0) and 100,000,000 shares of Preferred Stock, no par value ($0). The new capital structure was put in place to accommodate potential growth of the Company. The following rights apply to the three classes of stock authorized in the restated certificate of incorporation:

See accompanying Independent Auditor’s Report

F-8

PLANET ALPHA CORP.
NOTES TO THE FINANCIAL STATEMENTS
As of January 26, 2017 (inception)

Preferred Stock: None issued, pending purchase of shares through offering. Holders of the Series A Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. The dividend rate may be declared up to 5% percent for any given year and are non-cumulative. The Company has never declared or paid cash dividends on any of its capital stock thus there is no guarantee of paying any cash dividends after this offering or in the foreseeable future. Each holder of Preferred Stock has no voting rights. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the Company, the shareholders of Preferred Stock are senior to all other shares, and entitled to assets of the Corporation of whatever kind available for distribution to the holders of Units. Holders of the Company’s Class A Common Stock or Preferred Stock convertible into Class A Common Stock have no preemptive, conversion, subscription or other rights other than as identified by the Company and there are no redemption or sinking fund provisions applicable to the Company's shares. The rights, preferences, and privileges of the holders of the Company's shares are subject to, and may be adversely affected by, the rights of the holders of shares of the Company as may be designated in the future.

Class A Common Stock: To-date 75,000,000 shares have been issued to founder, Bruno D.V. Marino (50,000,000) and Chief Financial Officer, Jeffrey Warren (25,000,000). Holders of Class A Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the Company’s Series A Preferred Stock. The dividend rate may be declared up to 5% percent for any given year and are non-cumulative. The Company has never declared or paid cash dividends on any of its capital stock thus there is no guarantee of paying any cash dividends after this offering or in the foreseeable future. In the event of the Company's liquidation, dissolution, or winding up, holders of its Class A Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company's debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of the outstanding Series A Preferred Stock. Holders of the Company's Class A Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Common Stock. Each holder of Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

Class B Common Stock: To-date, 400,000,000 shares have been issued to founder, Bruno D.V. Marino. Holders of Class B Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the Company’s Series A Preferred Stock. The dividend rate may be declared up to 5% percent for any given year and are non-cumulative. The Company has never declared or paid cash dividends on any of its capital stock thus there is no guarantee of paying any cash dividends after this offering or in the foreseeable future. In the event of the Company's liquidation, dissolution, or winding up, holders of its Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company's debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of the outstanding Series A Preferred Stock. Holders of the Company's Class B Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Common Stock. Each holder of Class B Common Stock is entitled to 10 votes for each share on all matters submitted to a vote of the stockholders.

See accompanying Independent Auditor’s Report

F-9

PLANET ALPHA CORP.
NOTES TO THE FINANCIAL STATEMENTS
As of January 26, 2017 (inception)

2) Both CEO and CFO have entered into employment agreements as of January 27, 2017 and March 1, 2017, pending start date and success of the offering.

3) Planet Alpha has entered into a License and Collaboration Agreement that includes a Master Supply Agreement with an affiliated Company, Planetary Emissions Management Inc, dated March 28, 2017.

4) An equity incentive plan has been adopted with 100,000,000 shares authorized for new employees.

5) 5,000,000 shares of preferred stock, designated "Series A Preferred Stock" was issued by the corporation.

6) 5,000,000 stock options were granted to Jeffrey K. Warren with an exercise price equal to the closing fair market value of the underlying stock on the Grant Date and with a total vesting period of 48 months. The Grant Date will be determined by the Board of Directors.

See accompanying Independent Auditor’s Report

F-10

INDEX TO EXHIBITS

2.1. Amended and Restated Certificate of Incorporation

2.2. Certificate of Designations for the Series A Preferred Stock

2.3. Bylaws

4. Form of Subscription Agreement

6.1. License and Collaboration Agreement with Planetary Emissions Management Inc.

6.2. Employment Agreement Bruno D.V. Marino, CEO

6.3. Employment Agreement Jeffrey K. Warren, CFO

6.4. 2017 Equity Incentive Plan

6.5. Landowner Memorandums of Understanding

11. Consent of Independent Auditor, Artesian CPA, LLC

12. Attorney opinion on legality of the securities*

13. Testing the waters materials

* To be filed by Amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, MA.

Planet Alpha Corp.

/s/ Bruno D.V. Marino

By Bruno D.V. Marino, Chief Executive Officer, President, Chairman

Date: September 7, 2017

This Offering Statement has been signed by the following person in the capacities and on the date indicated.

/s/ Bruno D.V. Marino

By Bruno D.V. Marino, Chief Executive Officer, President, Chairman and Director

Date: September 7, 2017

/s/ Jeffrey K. Warren

By Jeffrey K. Warren, as Chief Financial and Accounting Officer and Chief Operating Officer

Date: September 7, 2017

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